As filed with the Securities and Exchange Commission on October 21, 1999.
                                                      Registration No. 333-88335

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         GUARANTY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Virginia
         (State or other jurisdiction of incorporation or organization)

                                      6022
            (Primary Standard Industrial Classification Code Number)

                                   54-1786496
                     (I.R.S. Employer Identification Number)

                              1658 State Farm Blvd.
                            Charlottesville, VA 22911
                                 (804) 970-1100
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Thomas P. Baker
                      President and Chief Executive Officer
                              1658 State Farm Blvd.
                            Charlottesville, VA 22911
                                 (804) 970-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of Communications to:
                             R. Brian Ball, Esquire
                         Wayne A. Whitham, Jr., Esquire
                        Williams, Mullen, Clark & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219
                                 (804) 643-1991


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to Completion - October 18, 1999

PROSPECTUS


                                 800,000 Shares


                                  [INSERT LOGO]

                                  Common Stock


         Guaranty Financial Corporation owns and operates Guaranty Bank, which has eight branches in the central Virginia area. We are offering 800,000 shares of our common stock. Our common stock is traded on The Nasdaq National Market
under the symbol "GSLC." On October    , 1999, the closing bid price for our
common stock was $      .


         Investing in our common stock involves risks. You should read the "Risk Factors" section beginning on page 8 before investing.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         In addition, shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.


                                                 Underwriter's
                               Price to Public    Commission      Proceeds to Us
                             ---------------------------------------------------

Per Share.................     $                 $                $

Total.....................     $                 $                $


         This is a best efforts offering, which means that the underwriter is not required to sell any specific number of shares or dollar amount of common stock, but will use its best efforts to sell the common stock offered. We have the right to increase the amount of common stock offered to 920,000 shares, in which case we will pay the underwriter additional compensation.

         McKinnon & Company, Inc., expects to deliver the shares on or about
              , 1999, subject to customary closing conditions.


                            McKinnon & Company, Inc.


              The date of this prospectus is               , 1999.

                         [MAP OF REGION AND MARKET AREA]

                                TABLE OF CONTENTS


                                                                                                  Page

Prospectus Summary .............................................................................. 3
Recent Developments.............................................................................. 6
Summary Financial Information.................................................................... 7
Risk Factors .................................................................................... 8
Use of Proceeds ................................................................................. 10
Market for Common Stock and Dividends ........................................................... 10
Capitalization .................................................................................. 12
Business ........................................................................................ 12
Selected Historical Financial Information........................................................ 20
Management's Discussion and Analysis of Financial Condition and Results of Operations............ 21
Management ...................................................................................... 48
Description of Capital Stock .................................................................... 53
Supervision and Regulation....................................................................... 55
Underwriting .................................................................................... 58
Legal Matters ................................................................................... 58
Experts ......................................................................................... 58
Caution About Forward Looking Statements......................................................... 59
Index to Consolidated Financial Statements ...................................................... F-1

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         In this prospectus, we frequently use the terms "we" and "Guaranty" to refer to both Guaranty Financial Corporation and Guaranty Bank, which we own. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the "Risk Factors" section.


                               PROSPECTUS SUMMARY

         This prospectus summary calls your attention to selected information in this document, but may not contain all the information that is important to you.

                                  Our Company

         Guaranty Financial Corporation is headquartered in Charlottesville, Virginia. We own Guaranty Bank, a Virginia-chartered commercial bank. We conduct almost all of our business through Guaranty Bank, which operates eight banking offices in Virginia, including five in Charlottesville/Albemarle County, one in Harrisonburg, one at Lake Monticello in Fluvanna County and one in Henrico County, immediately west of Richmond. Since June 30, 1995 Guaranty has grown from three to eight branch offices. We plan to open an additional branch office in Albemarle County in early 2000.

         There are some things about Guaranty that you should understand because they distinguish us from many community banks.

         o In 1996 we decided that significant growth would enhance shareholder value in the long run. The following table reflects our growth since June 30, 1995.

                                                                    June 30,
                           -------------------------------------------------------------------------------------------
                                 1999                1998              1997            1996              1995
                           ------------------ ------------------- --------------- --------------- --------------------
                                                                   (In thousands)
Total assets                   $251,914             $162,678          $130,064        $110,161          $89,461
Net loans                       185,835              123,416            87,974          84,081           75,221
Deposits                        193,983              128,068            99,122          74,687           52,461

         o Our strategy included converting Guaranty Bank from a savings association to a commercial bank. The Guaranty Bank conversion to a bank charter on July 1, 1997, coincidentally, happened at the same time as several large Virginia banks were acquired by large out-of-state banks. Bank consolidation in our markets allowed us to accelerate our growth.

                  Many borrowers and depositors who prefer not to deal with extremely large out-of-state banks moved their business to Guaranty. Just as important, we were able to hire several talented bankers with loyal customers who prefer to work for us instead of a large, bureaucratic, out-of-state institution.

                  For example, our head of construction lending came to Guaranty in December, 1997 from a Richmond-based statewide bank that had been acquired. Our construction and land development loans increased from $18.3 million at December 31, 1997 to $59.6 million at June 30, 1999. Slightly over half these loans are to builders and developers in the Richmond area. Most of the remainder are in and around Charlottesville. Our head of commercial lending and staff came to Guaranty in July, 1998 from a Charlottesville-based statewide bank that also had been acquired. Our commercial loan portfolio grew from $6.3 million at June 30, 1998 to $42.2 million at June 30, 1999. Our commercial business loans are predominantly in Charlottesville and Albemarle County.

         o While we have enjoyed growth in assets, loans and deposits, we also have had a substantial increase in fixed assets, branch offices and employees.

                                                                    June 30,
                            -----------------------------------------------------------------------------------------
                                  1999              1998              1997             1996              1995
                            ------------------ ---------------- ----------------- ---------------- ------------------
                                                             (Dollars in thousands)
Fixed assets                      $8,376           $6,437            $5,903           $3,525              $437
Branch offices                         7                5                 5                4                 3
Full-time employees                   96               77                57               52                44

                  As a result, our non-interest expense has increased just as rapidly as our net interest income and we have not been as profitable as most community banks our size.

         o We intend to continue our growth strategy. Although we expect additional increases in non-interest expense, our business plan reflects that net interest income will increase faster than non-interest expense. Any significant increase in our profitability depends on this. To accomplish this, we must continue to increase loans, while we control deposit costs and personnel expense. We believe these goals can be achieved.

                  Some of our larger construction and commercial loan customers, as well as potential commercial customers who want to bank with Guaranty, have borrowing needs that exceed our legal lending limit. If we sell all the common stock we are offering, our legal lending limit will increase from approximately $2.8 million to approximately $___ million. Although this will not enable us to meet all the borrowing needs of larger customers, it will enhance our ability to compete with larger banks for commercial loans. We also anticipate increased commercial business as we have completed installation of various cash management services that will better enable Guaranty to compete with larger banks for commercial accounts. While we expect additional loan growth, our business plan reflects that our loans will not continue to grow as rapidly as in the past two years.

                  Our deposit costs have decreased gradually, but steadily, in the past few years, as we have emphasized money market and demand accounts. However, at times we have offered premium deposit rates in order to fund loan growth. We will continue to reduce deposit costs as market conditions and our need to fund loans permit. Guaranty is competing for lower cost accounts by offering new services, including debit cards and internet banking. To control deposit costs we must increase demand and money market accounts as a percentage of total deposits.

                  Employee compensation is the largest component of our non-interest expense. We expect continued increases in compensation and non-interest expense, although at a much lower rate than in the past two years. Additional employees will be added primarily in connection with branch office expansion. We do not plan to add any significant number of more highly paid officers in the near future. Guaranty also is selectively reducing staffing levels in certain areas.

         Our principal executive offices are located 1658 State Farm Boulevard, Charlottesville, Virginia 22911 and our telephone number is (804) 970-1100.

                                  The Offering

         We have assumed in presenting the information under this subheading that we will not exercise our right to increase the number of shares offered.

Common Stock Offered...............   800,000 shares.

Common Stock Outstanding
After the Offering.................   2,301,727 shares, assuming we do not exercise our option to increase the size of this offering.  In addition, at June 30, 1999, there were options outstanding to purchase 132,000 shares of common stock and subordinated debentures convertible into 372,973 shares of common stock.  The outstanding options are exercisable at a weighted average price of $12.00.
                                      The subordinated debentures are convertible into common stock at the equivalent of $18.50 per share.

Use of Proceeds....................   We intend to use the net proceeds for general corporate purposes, including providing additional equity capital to Guaranty Bank to support future growth.

Dividends..........................   Our annualized dividend is currently $0.24 per share.

Nasdaq National
Market Symbol......................   GSLC


                               RECENT DEVELOPMENTS

         Guaranty will incur non-recurring after-tax charges of approximately $1.1 million in the quarter ending September 30, 1999. The charges result primarily from the sale of approximately $13 million in long term corporate bonds and the sale of Guaranty's mortgage loan servicing rights. As a result of the charge, Guaranty expects to report a third quarter after-tax loss of approximately $887,000. Guaranty expects to be profitable for the year ending December 31, 1999.

         The bonds that were sold had a weighted average yield of 5.91% and the proceeds were used to pay down short term borrowings with an average cost of 5.40%. As a result of the sales, the weighted average yield on Guaranty's available for sale securities increased to 6.79% from 6.32%.

         Guaranty's mortgage loan servicing rights accumulated as a by-product of its mortgage lending business. Generally, the value of servicing rights moves inversely with the value of interest bearing securities as market interest rates change. Guaranty has found that the value of servicing rights is extremely sensitive to changes in market interest rates, but tends to fall faster as interest rates decline than increase as interest rates rise. Increases and decreases in the value of servicing rights are treated as income or expense. Because Guaranty cannot control or predict changes in the value of servicing rights or the rate of amortization as loans prepay, it has decided to exit the mortgage loan servicing business.

                          SUMMARY FINANCIAL INFORMATION

         The following unaudited consolidated summary sets forth selected financial data for Guaranty Financial Corporation and its subsidiaries for the periods and at the dates indicated. You also should read the detailed information and the financial statements included elsewhere in this in this prospectus.

                                                                                       Six Months
                                              Six Months             Year Ended          Ended               Year Ended
                                            Ended June 30,          December 31,       December 31             June 30,
                                            --------------          ------------       -----------    -------------------------

                                           1999        1998        1998       1997        1996        1996       1995      1994
                                           ----        ----        ----       ----        ----        ----       ----      ----
                                                              (Dollars in thousands, except per share data)
Income Statement Data
  Gross interest income...........       $ 8,585     $ 5,368    $ 13,060     $ 9,520     $ 4,276     $ 7,617    $ 6,788  $ 6,684
  Gross interest expense..........         5,175       3,257       7,409       6,038       2,940       5,192      4,663    5,073
  Net interest income.............         3,410       2,111       5,651       3,482       1,336       2,425      2,125    1,611
  Provision (credit) for possible
   loan losses....................           165          95         184         122          92          57         (9)      74
  Net interest income after
   provision for loan losses......         3,245       2,016       5,467       3,360       1,244       2,368      2,134    1,537
  Non-interest income.............           952       1,075       1,966       1,867         462       1,107        872      126
  Non-interest expense............         3,402       2,400       5,793       3,843       1,716       2,487      2,530    2,182
  Income (loss) before income taxes          795         691       1,640       1,384         (10)        988        476     (519)
  Income taxes....................           270         261         624         486          (4)        344        101     (235)
  Income before cumulative effect of
   change in accounting principle.           525         430       1,016         898          (6)        644        375     (284)
  Cumulative effect of change in
   accounting for income taxes....             -           -           -           -        (196)          -          -        -
                                        --------    --------    --------    --------    --------    --------   --------   ------
  Net income (loss)...............      $    525    $    430    $  1,016    $    898    $     (6)   $    644   $    375   $ (480)
                                        ========    ========    ========    ========    ========    ========   ========   ======

Per Share Data (1)
  Basic and diluted net income (loss)   $    .35    $    .29    $    .68    $    .61    $   (.01)   $    .70   $    .70   $ (.90)
  (2).............................
  Cash dividends..................           .12         .09         .21         .12         .05         .05          -        -
  Book value at period end........          7.45        8.07        8.36        7.90        7.12        6.91       6.57     6.57
  Tangible book value at period end         7.45        8.07        8.36        7.90        7.12        6.91       6.57     6.57

Period-End Balance Sheet Data
  Total assets....................      $251,914    $162,678    $217,020    $130,708    $116,020    $110,161    $89,461  $88,256
  Total loans.....................       185,835     123,416     162,369      99,675      81,270      84,081     75,221   77,755
  Total deposits..................       193,983     128,068     172,805     112,947      81,401      74,687     52,461   53,467
  Long-term debt..................         1,209       2,140       1,786       2,360       2,706       3,144      3,981    4,834
  Shareholders' equity............        11,193      12,125      12,554      11,860       6,576       6,349      6,016    3,531
  Shares outstanding..............      1,501,727  1,501,727   1,501,727   1,501,383     924,008     919,168    915,568  537,168

Performance Ratios
  Return on average assets........           .44%        .61%        .63%       .71%         (.01%)       .64%      .41%    (.49%)
  Return on average shareholders'
   equity.........................          9.14        7.99        9.68        9.11         (.11)      10.24      9.67   (12.00)
  Average shareholders' equity to
   average total assets...........          4.88        7.60        6.46        7.77         5.68        6.24      4.22     4.07
  Net interest margin (3).........          3.12        3.18        3.73        2.96         2.50        2.54      2.38     1.68

Asset Quality Ratios
  Net charge-offs to average loans           .06%        .05%        .09%       .06%          .01%        .02%      .00%     .09%
  Allowance to period-end gross loans        .54         .53         .58         .93         1.02         .89       .93      .93
  Allowance to non-performing loans        55.29       89.46       46.09       65.11        51.75       52.82     47.61    42.74
  Nonaccrual loans to gross loans.           .97         .78         .97        1.42         1.97        1.67      1.94     1.31
  Nonperforming assets to gross loans
   and foreclosed properties......           .97         .78        1.25        1.49         2.04        1.72      2.11     1.60

Capital and Liquidity Ratios
  Risk-based
     Tier 1 capital...............          8.55%      16.70%       9.19%     14.29%        11.64%      12.13%    13.31%    7.75%
     Total capital................          9.02       17.49       10.60       15.42        12.89       13.28     14.56     9.01
  Leverage capital ratio..........          7.91       11.05        9.74        9.34         5.81        6.01      6.72     4.00
  Total equity to total assets....          4.44        7.45        5.78        9.07         5.66        5.76      6.72     4.00

-----------------------------
(1) All per share figures have been adjusted to reflect a two-for-one stock split on January 15, 1996.
(2) Net income per share is computed using the weighted average outstanding shares.
(3) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the Corporation's net yield on its earning assets.

                                  RISK FACTORS


         You should carefully consider the risk factors listed below before investing. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

We may not be able to maintain and manage our growth.

         During the last four years, we have experienced significant growth, and our business strategy calls for continued expansion. In particular, we intend to use the funds raised in this offering to support anticipated increases in our loans and deposits. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits to those locations, and identify loan and investment opportunities. Our ability to manage growth successfully also will depend on whether we can efficiently fund our growth and maintain cost controls and asset quality, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth could adversely affect our financial performance.

Our exposure to credit risk is increased because we focus on commercial and construction lending.

         Our loan portfolio contains a large amount of commercial loans and construction loans. Commercial loans and construction loans are riskier than residential real estate loans. These types of loans also are typically larger than residential real estate loans and consumer loans. Because our loan portfolio contains a significant number of commercial loans and construction loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans would result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs.

         We maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. We cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Additions to the allowance for loan losses would result in a decrease in our net income and, possibly, our capital.

A loss of senior officers would adversely affect us.

         Guaranty depends heavily on fewer than 10 key officers. Many of our customers bank with Guaranty because they have developed confidence in our senior officers over many years. If Guaranty lost these individuals, a substantial loss of business would be likely. Guaranty does not carry key man life insurance on its senior officers, but has attempted to reduce its risk through covenants not to compete.

Changes in interest rates may adversely affect our earnings and financial condition.

         Our net income depends principally upon our net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Changes in interest rates can increase or reduce net interest income and net income.

         Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

         We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect our financial performance.

Adverse conditions in our market area may have an adverse effect on us.

         The majority of our business is with customers located within Charlottesville and Albemarle County, Virginia. The businesses to whom we make loans are small and medium sized and are dependent upon the local economy. Adverse economic and business conditions in our market area could affect our borrowers, their ability to repay their loans, and consequently our financial condition and performance.

Competition with other financial institutions could adversely affect our profitability.

         We face substantial competition for loans and deposits. Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Some of our competitors enjoy advantages over us including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer a wider array of services, or more favorable pricing alternatives and lower origination and operating costs. This competition could decrease the number and size of loans which we make and the interest rate which we receive on these loans.

         We compete for deposits with other depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased deposit competition could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

We must pay interest on our subordinated debentures.

         In 1998 we issued $6.9 million of 7.0% convertible subordinated debentures to Guaranty Capital Trust I, a Delaware business trust that we control. Interest payments on the debentures total $483,000 per year, which must be paid before we pay dividends on our common stock. We have the right to defer interest payments on the debentures for up to 20 consecutive quarters. However, if we elected to defer interest payments, all deferred interest, compounded at 7.0% per year, must be paid before we may pay dividends on our common stock.

Government regulation significantly affects our business.

         The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors and the federal deposit insurance funds, not stockholders. We and our wholly-owned subsidiary, Guaranty Bank, are subject to regulation and supervision by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Regulatory requirements affect our lending practices, capital level, investment practices, dividend policy and growth. Our failure to meet minimum capital requirements could result in actions by our regulators that could adversely affect our ability to pay dividends or otherwise adversely affect our operations.

Problems related to the Year 2000 issue could adversely affect our business.

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The failure to correct any such programs or hardware could result in system failures or miscalculations causing disruptions of our operations, including a temporary inability to process transactions or engage in similar normal business activities.

         The Year 2000 issue may adversely affect the credit quality of our loan portfolio if our customers were unable to service their bank debt due to their own Year 2000 problems or that of their key customers or suppliers. Year 2000 problems for our suppliers may have an adverse effect on us. For example, without electrical power and telephone communications, it would be very difficult for us to operate.


                                 USE OF PROCEEDS

         We will receive net proceeds of approximately $_____ million ($_____ million if we exercise our right to increase this offering from 800,000 shares to 920,000 shares), after deduction of expenses of the offering (estimated at $__________) and the underwriting discount.

         We will use the net proceeds from this offering for general corporate purposes, including providing additional equity capital to Guaranty Bank to support continued asset growth.


                      MARKET FOR COMMON STOCK AND DIVIDENDS

Market for Common Stock

         Our common stock is listed for quotation on the Nasdaq National Market under the symbol GSLC. As of June 30, 1999, our common stock was held by 1,203 stockholders of record.

         Set forth below are the high and low sale prices per share for our common stock for each quarter of 1997 and 1998, and for 1999, as well as the amount of cash dividends per share we declared in each quarter.


                                                                  High            Low          Dividend
         1999
           3rd Quarter                                            11.75          10.13           .06
           2nd Quarter                                            12.13          10.38           .06
           1st Quarter                                            13.63          11.25           .06

         1998
           4th Quarter                                            15.00          10.75           .06
           3rd Quarter                                            17.00          12.38           .06
           2nd Quarter                                            17.00          15.50           .06
           1st Quarter                                            16.75          13.75           .03

         1997
           4th Quarter                                            15.25          10.75           .03
           3rd Quarter                                            12.75          10.00           .03
           2nd Quarter                                            11.00           9.25           .06
           1st Quarter                                            11.00           8.25            --


         The closing bid price for our common stock on September 30, 1999, as reported on the Nasdaq National Market was $10.13 per share.

Dividends

         Substantially all of the funds available for the payment of cash dividends are derived from Guaranty Bank. Future cash dividends will depend primarily upon Guaranty Bank's earnings, financial condition, need for funds, and government policies and regulations applicable to both Guaranty Bank and us. As of June 30, 1999, the net profits of Guaranty Bank available for distribution to us as dividends without regulatory approval were approximately $1.76 million. We cannot pay dividends should we elect to defer interest payments on our 7.0% convertible debentures or if we are in default of our obligations relating to those securities. Guaranty presently intends to pay dividends for each quarter of 1999, each in an amount of not less than $.06 per share, subject to our financial condition. We declared cash dividends of $.06 per share on March 11, 1999 and June 17, 1999, payable to stockholders of record on April 16,1999 and July 16, 1999.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization at June 30, 1999. This table should be read with our financial statements and related notes included in this prospectus.

                                                                                        June 30, 1999
Stockholder's equity:
         Common Stock, $1.25 par value, 4,000,000
         shares authorized, 1,501,727 shares
         issued and outstanding                                                             $1,877

         Preferred Stock, $1.00, par value, 500,000
         shares authorized, none issued or outstanding                                           0

         Additional paid-in capital                                                          5,725

         Accumulated other comprehensive income (loss)                                      (1,617)

         Retained earnings                                                                   5,208

         Total stockholders' equity (1)                                                    $11,193

------------
(1) In 1998 Guaranty issued $6.9 million in convertible subordinated debentures, which are convertible at the holders' option into 372,973 shares of common stock at the equivalent of $18.50 per share. These debentures are not included in stockholders' equity at this time.


                                    BUSINESS

General

         Guaranty Financial Corporation is a bank holding company headquartered in Charlottesville, Virginia. We provide commercial and retail banking services through our principal operating subsidiary, Guaranty Bank. At June 30, 1999, we had total consolidated assets of $251.9 million, deposits of $194.0 million and stockholders' equity of $11.2 million.

         We operate primarily in Charlottesville, Virginia, the surrounding County of Albemarle and the contiguous County of Fluvanna in central Virginia. We also operate in Harrisonburg, Virginia, which is in the Shenandoah Valley. Although we have had no office in the Richmond, Virginia area, a large percentage of our construction loan customers are in and around Richmond. In September 1999, we opened a branch office in suburban Henrico County, immediately west of Richmond.

         We are a community bank which provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities we serve. As a community bank, we seek to provide our customers with the technological support that banking in today's market requires. We emphasize local decision making within our organization and provide attentive personal service to our customers. By combining the technological support and products and services that our customers demand with direct access to senior management and responsive customer service, we seek to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes.

Strategy

         Our strategy for building long term value for our shareholders is to increase net income through continued loan growth, while controlling the cost of our deposits and growth of non-interest expense. To achieve these goals, we plan to take the following steps.

         o Emphasize commercial banking products and services. Commercial customers are a source of prime-based loans, low cost deposits and fee income from cash management services. From June 30, 1998 to June 30, 1999 our commercial loan portfolio grew from $6.3 million, to $42.2 million. At June 30, 1999 commercial deposit accounts totaled $14.7 million, of which $8.04 million were non-interest bearing demand deposits. At June 30, 1998, commercial demand deposits were $2.07 million.

                  We have been able to increase our commercial business because we hired a team of experienced bankers from a Charlottesville-based statewide bank that was acquired by an out-of-state bank in late 1997. Many customers followed this team to Guaranty. Significant further growth in this area will depend on geographic expansion, expanding our base of larger business customers by addressing two competitive disadvantages that concern them and expanding our base of small business customers.

                  Our legal lending limit is below the level necessary to serve the borrowing requirements of our larger commercial customers. The additional capital from this offering will increase our legal lending limit and solve most, but not all, of those problems.

                  A second competitive disadvantage has been our lack of cash management services. These issues have been addressed. Early this year we introduced accounts for commercial customers that automatically invest excess funds daily and afford automatic access to lines of credit. Additionally, in September of this year, we began to introduce a 24-hour a day internet-based service that is designed to allow commercial customers, among other things, to view checking accounts, initiate wire transfers and electronic stop payment requests, directly deposit payrolls to employee accounts, concentrate cash from other banks into the customer's Guaranty account and pay bills.

                  In October 1999 Guaranty will introduce a program specifically designed to appeal to small businesses. These customers and potential customers differ from our larger commercial customers in that they demand smaller lines of credit and less sophisticated management services. In exchange for lower fees, this program will feature higher yielding loans and non-interest bearing demand accounts. Guaranty's program to attract small business customers will be staffed by three experienced bankers. This program also is intended to allow officers who are responsible for our larger commercial customers to focus primarily on growing that part of our business.

         o Emphasize Construction Lending. From December 31, 1997 to June 30, 1999 our construction and land development loans have increased from $18.3 million to $59.6 million. Our business plan reflects a moderate increase in constructions loans. The increase in our legal lending limit expected to result from this offering will enable us to transact more business with our larger construction and land development loan customers.

         o Expand Our Branch Network. In 1998, we opened new branches in Fluvanna County and Charlottesville. We followed this expansion with the addition of our Henrico County office, immediately west of Richmond, in September, 1999. Approximately 55% of our construction and land development loans are to builders and developers in the Richmond, Virginia area. Our Henrico County branch office will enable us to more effectively market deposits and other services to these customers.

                  We will open an office in the Forest Lakes area of Albemarle County, immediately north of Charlottesville in early 2000. Forest Lakes is a 1000 unit residential development. The immediately surrounding area includes the University of Virginia's North Fork Research Park, which has an approved plan for up to 3,000,000 square feet of industrial, office and retail development.

                  We plan to open a second branch office in Harrisonburg, Virginia in the third quarter of 2000. Other than the Forest Lakes and Harrisonburg branches, we do not have firm plans to establish any new branches. However, we will open new branches in existing or new markets if attractive sites become available.

         o Provide New Services for Individual Customers. For many years Guaranty has effectively marketed mortgage loans, home equity loans and savings products. Only in recent years, however, has Guaranty competed for other business from individuals. In order to control deposit costs, Guaranty must continue to increase its lower cost transaction accounts. Demand and money market accounts, which averaged $12.8 million in 1997, averaged $52.3 million in the six months ended June 30, 1999. To capture more business from individuals, Guaranty has gradually increased the array of products and services it provides. Guaranty made debit cards available to its 6,000 demand deposit customers in September of this year and in August introduced internet banking. This service allows individual customers to transfer funds between accounts, pay bills electronically and set up automatic drafts, receive e-mail when specific checks clear or when the customer's account goes above or below a specific balance. The program also allows a customer to download account information into widely used financial management programs. Guaranty has introduced an electronic checking account designed for customers who prefer to bank electronically. This product provides internet banking and a debit card at no charge, provided the customer has no more than three non-electronic transactions per month.

                  In August 1999, Guaranty hired a full time trainer to improve sales and customer retention in its branch offices. Sales training will be in connection with a computerized customer marketing information program that Guaranty expects to have in place early next year. This program will provide branch employees timely customer information and prompt employees on a customer's propensity to purchase a particular product or service. The customer marketing information program also will provide market segmentation data designed to focus direct sales efforts on customers who are likely to purchase a particular product or service. Guaranty will offer credit cards, beginning in the fourth quarter of this year.

Market Area

         Guaranty is headquartered in Charlottesville, Virginia. This area had a collective population of approximately 108,000 in 1990 according to census figures, is located in central Virginia 110 miles southwest of Washington, D.C. and 70 miles west of Richmond, Virginia, and includes the University of Virginia, the area's largest employer. Guaranty operates eight full service retail branches, which serve Charlottesville, Albemarle County, Fluvanna County, Henrico County and Harrisonburg, Virginia.

Competition

         Guaranty faces strong competition for loans and deposits. Competition for loans comes primarily from commercial banks and mortgage bankers who also make loans in Guaranty's market area. Guaranty competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Guaranty faces substantial competition for deposits from commercial banks, money market and mutual funds, credit unions and other investment vehicles. The ability of Guaranty to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. Guaranty competes for these deposits by offering a variety of deposit products at competitive rates and convenient business hours.

         Many of our competitors have substantially greater financial resources than those available to Guaranty. Certain of these institutions have significantly higher lending limits than Guaranty. In addition, there can be no assurance that other financial institutions, with substantially greater resources than Guaranty, will not establish operations in Guaranty's service area.

Credit Policies

         The principal risk associated with each of the categories of loans in Guaranty's portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk, Guaranty's policy gives loan amount approval limits to individual loan officers based on their position and experience. The risk associated with real estate mortgage loans and consumer loans varies, based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies, based on the supply and demand for the type of real estate under construction.

         Guaranty has written policies and procedures to help manage credit risk. Guaranty is implementing a loan review process that includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to establish loss exposure and to ascertain compliance with Guaranty's policies.

         Guaranty uses a Management Loan Committee and Directors Loan Committee to approve loans. The Management Loan Committee, which consists of the President and two additional senior officers, meets as necessary to review all applications for loans in excess of $250,000. A Directors Loan Committee, which currently consists of five directors (any two of whom may act), approves loans in excess of $1,000,000 that have been previously approved by the Management Loan Committee. Guaranty's President is responsible for reporting to the Directors Loan Committee monthly on the activities of the Management Loan Committee and on the status of various delinquent and non-performing loans. The Directors Loan Committee also reviews lending policies proposed by Management.

         Residential loan originations come primarily from walk-in customers, real estate brokers and builders. Commercial real estate loan originations are obtained through broker referrals, direct solicitation of developers and continued business from customers. All completed loan applications are reviewed by Guaranty's salaried loan officers. As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow after debt service. Loan quality is analyzed based on Guaranty Bank's experience and guidelines with respect to credit underwriting, as well as the guidelines issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and other purchasers of loans, depending on the type of loan involved. The non-conforming one-to-four-family adjustable-rate mortgage loans originated by Guaranty, however, are not readily salable in the secondary market because they do not meet all of the secondary marketing guidelines. Real estate is appraised by independent fee appraisers who have been pre-approved by the Board of Directors. Loans are submitted to the underwriting department for review. All conforming loans including HUD/FHA, VA and applicable VHDA loans are underwritten and acted upon within loan administration requiring two signatures of approval.

         In the normal course of business, Guaranty makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in its annual financial statements, including commitments to extend credit. At June 30, 1999, commitments to extend credit totaled $69.2 million.

Commercial Real Estate Lending

         Commercial real estate loans are secured by various types of commercial real estate in Guaranty's market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches. At June 30, 1999 and December 31, 1998, commercial real estate loans aggregated $13.9 million or 7.0% and $13.3 million or 7.7%, respectively of Guaranty's gross loans.

         In its underwriting of commercial real estate, Guaranty may lend up to 100% of the secured property's appraised value, although Guaranty's loan to original appraised value ratio on such properties is 80% or less in most cases. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. Guaranty's commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower's creditworthiness and prior credit history and reputation, and Guaranty generally requires personal guarantees or endorsements of borrowers. Guaranty also carefully considers the location of the security property.

One-to-Four-Family Residential Real Estate Lending

         Guaranty makes loans secured by one-to-four-family residences, all of which are located in its market area. Guaranty evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. Guaranty makes loans in amounts of up to 100% of the appraised value of the underlying real estate. Loans are made with a loan to value up to 95% for conventional mortgage loans and up to 100% for loans guaranteed by either the Federal Housing Authority ("FHA") or the Veterans Administration ("VA"). For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value. In addition to fixed rate mortgage loans, Guaranty makes adjustable rate mortgages with the primary loan indexed to the one year treasury. Generally if the loans are not made to credit standards of FHLMC, additional fees and rate are charged.

         Although, due to competitive market pressures, Guaranty does originate fixed-rate mortgage loans, it currently underwrites and documents the majority of such loans to permit their sale in the secondary mortgage market. At June 30, 1999, $21.0 million, or 10.63%, of Guaranty's loan portfolio consisted of fixed-rate mortgage loans.

         Guaranty's current one-to-four-family residential adjustable-rate mortgage loans ("ARMs") have interest rates that adjust every year, generally in accordance with the rates on one-year U.S. Treasury bills. Guaranty's ARMs generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate at the time the loans are made of up to 6% over the original interest rate. Borrowers are qualified at the first year interest rate plus 2%. To compete with other lenders in its market area, Guaranty makes one-year ARMs at interest rates which, for the first year, are below the index rate which would otherwise apply to these loans. At June 30, 1999, $48.5 million, or 24.5%, of Guaranty's loan portfolio consisted of ARMs. There are unquantifiable risks resulting from potential increased costs to the borrower as a result of repricing. It is possible, therefore, that during periods of rising interest rates, the risk of defaults on ARMs may increase due to the upward adjustment of interest costs to borrowers.

         All one-to-four-family real estate mortgage loans being originated by Guaranty contain a "due-on-sale" clause providing that Guaranty may declare the unpaid principal balance due and payable upon the sale of the mortgage property. It is Guaranty's policy to enforce these due-on-sale clauses concerning fixed-rate loans and to permit assumptions of ARMs, for a fee, by qualified borrowers.

         Guaranty requires, in connection with the origination of residential real estate loans, title opinions and fire and casualty insurance coverage, as well as flood insurance where appropriate, to protect Guaranty's interest. The cost of this insurance coverage is paid by the borrower. Guaranty does require escrows for taxes and insurance.

Construction Lending

         Guaranty makes local construction loans, primarily residential, and land development loans. At June 30, 1999, construction and land development loans outstanding were $59.6 million, or 30.1%, of gross loans. Approximately 90% of these loans are concentrated in the Richmond and Charlottesville, Virginia markets. The average life of a construction loan is approximately nine months and they reprice monthly to meet the market, normally prime plus one and one-half percent. Because the interest charged on these loans floats with the market, they help Guaranty in managing its interest rate risk. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of the home or land under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize the risks associated with construction lending, Guaranty limits loan amounts to 80.0% of appraised value, in addition to its usual credit analysis of its borrowers. Guaranty also obtains a first lien on the property as security for its construction loans and personal guarantees from the borrower's principal owners.

Consumer Lending

         Guaranty offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, letters of credit, and home equity loans. At June 30, 1999, Guaranty had consumer loans of $12.6 million or 6.4% of gross loans. Such loans are generally made to customers with which Guaranty had a pre-existing relationship. Guaranty originates all of its consumer loans in its market area and intends to continue its consumer lending in this geographic area. Most of our consumer loans are tied to the prime lending rate and reprice daily.

         Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as Guaranty, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Guaranty adds general provisions to its loan loss allowance at the time the loans are originated. Consumer loan delinquencies often increase over time as the loans age. Guaranty has very few unsecured consumer loans.

         The underwriting standards employed by Guaranty for consumer loans include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income for primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Commercial Loans

         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. To manage these risks, Guaranty generally secures appropriate collateral and monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. Guaranty is implementing a credit review and monitoring system to review the cash flow of commercial borrowers. At June 30, 1999, commercial loans totaled $42.2 million, or 21.3% of the total loan portfolio.

Employees

         At June 30, 1999, Guaranty had the equivalent of 96 full-time employees and five part-time employees. None of Guaranty's employees are represented by any collective bargaining unit.

Legal Proceedings

         In the course of its operations, Guaranty is a party to various legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on Guaranty's business, financial position, or results of operations.

Description of Property

         As of September 1, 1999, Guaranty conducted its business from its main office in Charlottesville, Virginia and seven branch offices. The following table provides certain information with respect to these properties:

                                                     Date Facility             Ownership and
     Location                                           Opened             Leasing Arrangements
     --------                                           ------             --------------------
     Main Office:

     1658 State Farm Boulevard
     Charlottesville, Virginia                           1996            Owned by Guaranty

     Branch Offices:

     Downtown Mall                                       1992            Lease expires in 2002, subject to Guaranty's
     520 East Main Street                                                right to renew for three additional five-year
     Charlottesville, Virginia                                           terms

     Barracks Road                                       1994            Lease expires in 1999, subject to Guaranty's
     1924 Arlington Boulevard                                            right to renew for three additional five-year
     Charlottesville, Virginia                                           terms

     West Main                                           1998            Lease expires in 2003, subject to Guaranty's
     2211 West Main Street                                               right to renew for two additional five-year terms.
     Charlottesville, Virginia

     Route 29 North & Rio Road                           1985            Owned by Guaranty
     1700 Seminole Trail
     Charlottesville, Virginia

     Harrisonburg                                        1997            Owned by Guaranty
     1925 Reservoir Street
     Harrisonburg, Virginia

     Lake Monticello                                     1998            Owned by Guaranty
     Route 53 & Turkey Sag Road
     Lake Monticello, Virginia

     Henrico County                                      1999            Owned by Guaranty
     3490 Lauderdale Drive
     Richmond, Virginia

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following unaudited consolidated summary sets forth selected financial data for Guaranty and its subsidiaries for the periods and at the dates indicated. The following summary is qualified in its entirety by the detailed information and the financial statements included elsewhere in this prospectus.

                                                                                       Six Months
                                              Six Months             Year Ended          Ended                Year Ended
                                            Ended June 30,          December 31,       December 31             June 30,
                                            --------------          ------------       -----------    -------------------------
                                           1999        1998        1998       1997        1996        1996       1995      1994
                                           ----        ----        ----       ----        ----        ----       ----      ----
                                                                 (Dollars in thousands, except per share data)
Income Statement Data
  Gross interest income..............    $ 8,585     $ 5,368    $ 13,060     $ 9,520     $ 4,276     $ 7,617    $ 6,788  $ 6,684
  Gross interest expense.............      5,175       3,257       7,409       6,038       2,940       5,192      4,663    5,073
  Net interest income................      3,410       2,111       5,651       3,482       1,336       2,425      2,125    1,611
  Provision (credit) for possible
   loan losses.......................        165          95         184         122          92          57         (9)      74
  Net interest income after provision
   for loan losses...................      3,245       2,016       5,467       3,360       1,244       2,368      2,134    1,537
  Non-interest income................        952       1,075       1,966       1,867         462       1,107        872      126
  Non-interest expense...............      3,402       2,400       5,793       3,843       1,716       2,487      2,530    2,182
  Income (loss)  before income taxes         795         691       1,640       1,384         (10)        988        476     (519)
  Income taxes.......................        270         261         624         486          (4)        344        101     (235)
  Income before cumulative effect of
   change in accounting principle....        525         430       1,016         898          (6)        644        375     (284)
  Cumulative effect of change in
   accounting for income taxes.......          -           -           -           -        (196)          -          -        -
                                        --------    --------    --------     -------     -------     -------    -------   ------
  Net income (loss)..................   $    525    $    430    $  1,016     $   898     $    (6)    $   644    $   375   $ (480)
                                        ========    ========    ========     =======     =======     =======    =======   ======

Per Share Data (1)
  Basic and diluted net income
   (loss)(2).........................   $    .35     $   .29    $    .68     $   .61     $  (.01)    $   .70    $   .70   $ (.90)
  Cash dividends.....................        .12         .09         .21         .12         .05         .05          -        -
  Book value at period end...........       7.45        8.07        8.36        7.90        7.12        6.91       6.57     6.57
  Tangible book value at period end..       7.45        8.07        8.36        7.90        7.12        6.91       6.57     6.57

Period-End Balance Sheet Data
  Total assets.......................   $251,914    $162,678    $217,020    $130,708    $116,020    $110,161    $89,461  $88,256
  Total loans........................    185,835     123,416     162,369      99,675      81,270      84,081     75,221   77,755
  Total deposits.....................    193,983     128,068     172,805     112,947      81,401      74,687     52,461   53,467
  Long-term debt.....................      1,209       2,140       1,786       2,360       2,706       3,144      3,981    4,834
  Shareholders' equity...............     11,193      12,125      12,554      11,860       6,576       6,349      6,016    3,531
  Shares outstanding.................  1,501,727   1,501,727   1,501,727   1,501,383     924,008     919,168    915,568  537,168

Performance Ratios
  Return on average assets...........        .44%        .61%        .63%        .71%       (.01%)       .64%       .41%    (.49%)
  Return on average shareholders'
   equity............................       9.14        7.99        9.68        9.11        (.11)      10.24       9.67   (12.00)
  Average shareholders' equity to
   average total assets..............       4.88        7.60        6.46        7.77        5.68        6.24       4.22     4.07
  Net interest margin (3)............       3.12        3.18        3.73        2.96        2.50        2.54       2.38     1.68

Asset Quality Ratios
  Net charge-offs to average loans...        .06%        .05%        .09%        .06%        .01%        .02%       .00%     .09%
  Allowance to period-end gross loans        .54         .53         .58         .93        1.02         .89        .93      .93
  Allowance to non-performing loans..      55.29       89.46       46.09       65.11       51.75       52.82      47.61    42.74
  Nonaccrual loans to gross loans....        .97         .78         .97        1.42        1.97        1.67       1.94     1.31
  Nonperforming assets to gross loans
   and foreclosed properties.........        .97         .78        1.25        1.49        2.04        1.72       2.11     1.60

Capital and Liquidity Ratios
  Risk-based
     Tier 1 capital..................       8.55%      16.70%       9.19%      14.29%      11.64%      12.13%     13.31%    7.75%
     Total capital...................       9.02       17.49       10.60       15.42       12.89       13.28      14.56     9.01
  Leverage capital ratio.............       7.91       11.05        9.74        9.34        5.81        6.01       6.72     4.00
  Total equity to total assets.......       4.44        7.45        5.78        9.07        5.66        5.76       6.72     4.00

-------------------

(1) All per share figures have been adjusted to reflect a two-for-one stock split on January 15, 1996.
(2) Net income per share is computed using the weighted average outstanding shares.
(3) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the Corporation's net yield on its earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following commentary discusses major components of Guaranty's business and presents an overview of its consolidated financial position at June 30, 1999, and December 31, 1998 and 1997 and results of it's operations for the six months ended June 30, 1999 and 1998, the years ended December 31, 1998 and 1997, the six months ended December 31, 1996 and the fiscal year ended June 30, 1996. This discussion should be reviewed in conjunction with the consolidated financial statements and accompanying notes and other statistical information presented elsewhere in this prospectus.

         Guaranty is not aware of any current recommendations by regulatory authorities, which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. Further, there are no agreements between Guaranty and the Federal Reserve, the Virginia State Corporation Commission or the FDIC, nor has any regulatory agency made any recommendations concerning the operations of Guaranty that could have a material effect on its liquidity, capital resources or results of operations.

Net Income

         Net income for the six months ended June 30, 1999 was $525,000 ($.35 per diluted share), an increase of 22.3% when compared to earnings of $429,000 ($.29 per diluted share) for the same period in 1998. Net income for the year ended December 31, 1998 was $1,016,000, ($.68 per diluted share), a 13.3% increase when compared to 1997 earnings of $898,000 ($.61 per diluted share). These increased earnings where primarily a result of increased net interest income, growth and expansion of the existing branch network, and the addition and expansion of the commercial and construction loan departments. Increased revenues were largely offset by additional costs relating to the expansion of the branch network and lending departments. In addition, 1997 earnings were affected by the one-time expenses related to the conversion to a state chartered commercial bank.

         Net income for the year ended December 31, 1997 was $898,000, ($.61 per share), a 161.8% increase when compared to calendar year 1996 earnings of $343,000 ($.37 per share). Increased earnings in 1997 were primarily a result of an increased net interest margin and gains on the sale of loans and securities resulting from a favorable interest rate environment during a restructuring of the balance sheet. These increased revenues were partially offset by expenses relating to the conversion to a state chartered commercial bank in June 1997 and costs related to the expansion of the branch network. Calendar 1997 was positively impacted by the first full year of operations for the combined corporate headquarters and branch that was opened on the east side of Charlottesville, Virginia in December 1996. Also, in May 1997, a full-service branch was opened in Harrisonburg, Virginia.

         For the six months ended December 31, 1996, the Corporation had a net loss of $6,000 compared to earnings of $299,000 for the same period in 1995. Income decreased during the six months ended December 31, 1996, due to a charge of $237,000 when it restructured its investment portfolio and a one time special assessment of $347,000 to recapitalize the Savings Association Insurance Fund ("SAIF"). In order for Guaranty to convert to a commercial bank, securities classified as available for sale had to be reclassified as trading securities. This resulted in a mark to market loss of $237,000 which was charged against net income and adjusted the basis of the securities. Without these charges, Guaranty would have reported an after tax net income of $376,000 for the six months ended December 31, 1996.

Net Interest Income

         Net interest income is the major component of Guaranty's earnings and is equal to the amount by which interest income exceeds interest expense. Earning assets consist primarily of loans and securities, while deposits and borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of assets and liabilities, as well as changes in the yields and rates paid, determine changes in net interest income. The net interest margin is calculated by dividing net interest income by average interest earning assets.

         Net interest income was $3.4 million for the six months ended June 30, 1999 compared to $2.1 million for the six months ended June 30, 1998, an increase of 61.5%. Average loans for the six months ended June 30, 1999 were $175.0 million, a 63% increase over the same period in 1998. Principally as a result of reduced fee income on construction loans and reductions in the prime lending rate in the second half of 1998, the net interest margin fell to 3.12% for the six months ended June 30, 1999, compared to 3.73% for the year ended December 31, 1998.

         Net interest income was $5.7 million for the year ended December 31, 1998, 62.9% greater than the $3.5 million reported during the year ended December 31, 1997. This improvement in the net interest income was primarily due to the volume increases in the loan portfolio and interest bearing deposits with other banks and a decline in the average cost of interest bearing liabilities.

         Average loans increased 37.6% for the year ended December 31, 1998. The average balance of the interest bearing deposits with other banks was $10.5 million during the year ended December 31, 1998 an increase of 87.3% from an average balance of $5.6 million during the year ended December 31, 1997. The average yield on average loans increased 60 basis points from 8.50% in 1997 to 9.15% in 1998. The yield on interest bearing deposits declined from 5.05% in 1997 to 4.87% in 1998. The cost of average total interest bearing liabilities during the year ended December 31, 1998 declined from 5.29% in 1997 to 5.18% in 1998. The average rate paid on savings accounts declined 39 basis points from 3.36% in 1997 to 2.97% in 1998. The average rate paid on certificates of deposits declined 9 basis points from 5.50% in 1997 to 5.41% in 1998.

         Net interest income was $3.5 million for the year ended December 31, 1997, 33.9% greater than the $2.60 million reported during calendar year 1996. This improvement in net interest income was primarily due to volume increases in the securities and loan portfolios and to a decline in the average cost of interest bearing liabilities. Average loans increased 9.6% for the year ended December 31, 1997. The average balance of the securities portfolio was $22.6 million in calendar 1997, up $7.74 million, or 51.9% over calendar 1996. Although market interest rates were in a declining trend during the year ended December 31, 1997, the yield on average loans increased 20 basis points from 8.30% in 1996 to 8.50% in 1997. The average yield on securities declined from 7.4% in 1996 to 7.0% in 1997. Also contributing to the improvement in net interest income for the year ended December 31, 1997 was a decline in the cost of average total interest bearing liabilities from 5.6% in 1996 to 5.3% in 1997. The average rate paid on interest bearing deposits decreased 7 basis points, from 5.12% to 5.05%, and the average rate paid on certificates of deposit declined 10 basis points from 5.60% to 5.50%. The increase in net interest margin was achieved from both volume gains and widening spreads. The increase in average securities was a result of loan demand not keeping pace with increases in deposits. This trend reversed in late 1997 as a result of the expanded branch network and additional loan demand.

         Net interest income was $1.3 million for the six month period ended December 31, 1996, 15.5% greater than the $1.2 million reported for the same period in 1995. This improvement in net interest income was primarily due to volume increases in the securities portfolio and to higher average yields on the loan portfolio. The average balance of the securities portfolio was $17.6 million for the six month period ended December 31, 1996, up 124.7% over the same period in 1995. The average balance of the loan portfolio was $83.8 million for the six month period ended December 31, 1996, up 7.6% over the same period in 1995. The yield on average loans increased 4 basis points from 8.2% during the six month period ended December 31, 1995 to 8.24% for the same period in 1996, while the yield on securities declined 182 basis points to 7.15% for the six month period ended December 31, 1996 from 8.97% for the same period in 1995. Also contributing to the improved net interest margin was a 38 basis point decrease in the rate paid on average interest bearing liabilities to 5.6% for the six month period ended December 31, 1996 from 5.9% for the same period in 1995.

         The following tables set forth average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense and corresponding weighted average yields and costs.

                                                                                    Six Months Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                             1999                                 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                          Interest   Average                   Interest    Average
                                                               Average    income/     yield/        Average    income/      yield/
                                                               balance    expense      rate         balance    expense       rate
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
   Securities                                                  $ 34,739   $ 1,118      6.44%       $ 16,336     $ 546        6.68%
   Loans                                                        175,000     7,256      8.29%        106,823     4,571        8.56%
   Interest bearing deposits
     in other banks                                               8,914       211      4.73%          9,413       251        5.49%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets/
     Total interest income                                      218,653     8,585      7.85%        132,572     5,368        8.10%
------------------------------------------------------------------------------------------------------------------------------------
   Noninterest earning assets:
     Cash and due from banks                                      5,070                               1,941
     Premises and equipment                                       7,829                               5,898
     Other assets                                                 4,831                               2,087
     Less allowance for loan losses                              (1,025)                               (900)
------------------------------------------------------------------------------------------------------------------------------------
     Total noninterest earning assets                            16,705                               9,026
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                              $235,358                            $141,598
====================================================================================================================================
Liabilities and Stockholders' equity
Interest bearing liabilities:
   Interest bearing deposits:
   Demand/MMDA accounts                                        $ 43,150     $ 775      3.59%        $16,686     $ 221        2.65%
   Savings                                                       10,718       126      2.35%          7,861       123        3.13%
   Certificates of deposit                                      122,649     3,179      5.18%         94,113     2,552        5.42%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing deposits                              176,517     4,080      4.63%        118,660     2,896        4.88%
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances and other borrowings                            32,852       912      5.56%          5,120       176        6.87%
   Bonds payable                                                  1,733       183     21.11%          2,307       185       16.04%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing liabilities/total interest expense    211,102     5,175      4.90%        126,087     3,257        5.14%
------------------------------------------------------------------------------------------------------------------------------------
   Non interest bearing liabilities:
   Demand deposits                                                9,172                               3,457
   Other liabilities                                              3,598                               1,286
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                            223,872                             130,830
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                             11,486                              10,768
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and Stockholders' equity                  $235,358                            $141,598
====================================================================================================================================
Interest spread (1)                                                                    2.95%                                 2.96%
Net interest income/net interest margin (2)                                $3,410      3.12%                   $2,111        3.18%
====================================================================================================================================

(1) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income, expressed as a percentage of average earning assets.


                                                                          Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                              1998                                      1997
------------------------------------------------------------------------------------------------------------------------------------
                                                            Interest       Average                     Interest       Average
                                                Average      income/       yield/         Average       income/        yield/
                                                Balance      expense        rate          Balance       expense         rate
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
   Securities                                   $18,388      $1,290         7.02%        $22,637        $1,590        7.02%
   Loans                                        122,751      11,231         9.15%         89,222         7,584        8.50%
   Interest bearing deposits
     in other banks                              10,500         539         5.13%          5,605           346        6.17%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets/
     total interest income                      151,639      13,060         8.61%        117,464         9,520        8.10%
------------------------------------------------------------------------------------------------------------------------------------
   Noninterest earning assets:
   Cash and due from banks                        2,450                                    1,898
   Premises and equipment                         6,519                                    5,508
   Other assets                                   3,001                                    2,624
   Less allowance for loan losses               (1,104)                                    (890)
------------------------------------------------------------------------------------------------------------------------------------
   Total noninterest earning assets              10,866                                    9,140
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                              $162,505                                 $126,604
====================================================================================================================================
Liabilities and
   Stockholders' equity
Interest bearing liabilities:
   Interest bearing deposits:
   Demand/MMDA accounts                         $24,936        $862         3.46%        $11,110          $289         2.60%
   Savings                                        8,551         254         2.97%          5,654           190         3.36%
   Certificates of deposit                       93,615       5,068         5.41%         80,779         4,443         5.50%
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits            127,102       6,184         4.87%         97,543         4,922         5.05%
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances and other
       borrowings                                13,893         899         6.47%         14,070           804         5.71%
   Bonds payable                                  2,142         325        15.17%          2,583           312        12.08%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing
     liabilities/total interest
     expense                                    143,137       7,408         5.18%        114,196         6,038         5.29%
------------------------------------------------------------------------------------------------------------------------------------
   Non interest bearing liabilities:
   Demand deposits                                5,338                                    1,658
   Other liabilities                              3,531                                      903
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                            152,006                                  116,757
Stockholders' equity                             10,499                                    9,847
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
     Stockholders' equity                      $162,505                                 $126,604
====================================================================================================================================
Interest spread (1)                                                         3.43%                                      2.81%
Net interest income/net interest
Margin (2)                                                   $5,652         3.73%                       $3,482         2.96%
====================================================================================================================================


                                                         Six Months Ended                                   Year Ended
                                                           December 31,                                      June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                               1996                                            1996
------------------------------------------------------------------------------------------------------------------------------------
                                                             Interest        Average                         Interest      Average
                                               Average        income/        yield/            Average        income/       yield/
                                               balance        expense         rate             balance        expense        rate
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
   Securities                                 $17,640           $631          7.15%            $10,523          $820         7.79%
   Loans                                       83,816          3,455          8.24%             79,885         6,442         8.06%
   Interest bearing deposits
     in other banks                             5,257            190          7.23%              5,163           355         6.88%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets/
     total interest income                    106,713          4,276          8.01%             95,571         7,617         7.97%
------------------------------------------------------------------------------------------------------------------------------------
   Noninterest earning assets:
   Cash and due from banks                      1,082                                            2,011
   Premises and equipment                       4,038                                            1,427
   Other assets                                 2,680                                            2,377
   Less allowance for loan losses                (826)                                            (756)
------------------------------------------------------------------------------------------------------------------------------------
   Total noninterest earning assets             6,974                                            5,059
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                            $113,687                                         $100,630
====================================================================================================================================
Liabilities and
   Stockholders' equity
Interest bearing liabilities:
   Interest bearing deposits:
   Demand/MMDA accounts                        $8,765           $121          2.76%             $8,927          $245         2.74%
   Savings                                      4,870             83          3.41%              4,541           152         3.35%
   Certificates of deposit                     63,346          1,756          5.54%             48,460         2,735         5.64%
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits           76,981          1,960          5.09%             61,928         3,132         5.06%
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances and other
       borrowings                              25,871            745          5.76%             25,773         1,553         6.03%
   Bonds payable                                3,060            235         15.36%              3,520           507        14.40%
------------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing
     liabilities/total interest
     expense                                  105,912          2,940          5.55%             91,221         5,192         5.69%
------------------------------------------------------------------------------------------------------------------------------------
   Non interest bearing liabilities:
   Demand deposits                              1,324                                            1,066
   Other liabilities                              809                                            2,062
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                          108,045                                           94,349
Stockholders' equity                            5,642                                            6,281
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
     Stockholders' equity                    $113,687                                         $100,630
====================================================================================================================================
Interest spread (1)                                                           2.46%                                          2.28%
Net interest income/net interest
Margin (2)                                                    $1,336          2.50%                           $2,425         2.54%
====================================================================================================================================

(1) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income, expressed as a percentage of average earning assets.

         The following tables describe the impact on Guaranty's interest income resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                         Six Months Ended June 30, 1999       Year Ended December 31, 1998
                                                  Compared to                         Compared to
                                         Six Months Ended June 30, 1998       Year Ended December 31, 1997
                                                 Change Due To:                      Change Due To:
--------------------------------------------------------------------------------------------------------------
                                                             Increase                              Increase
(Dollars in thousands)                   Rate      Volume   (Decrease)        Rate      Volume    (Decrease)
--------------------------------------------------------------------------------------------------------------
Interest income:
   Securities                          $   (39)   $   611    $   572        $     0    $  (300)   $  (300)
   Loans                                  (288)     2,973      2,685            580      3,067      3,647
   Interest bearing deposits
     in other banks                        (72)        32        (40)           (58)       251        193
--------------------------------------------------------------------------------------------------------------
       Total interest income              (399)     3,616      3,217            522      3,018      3,540
Interest expense:
   Interest bearing deposits:
     Demand/MMDA accounts                  157        397        554             96        477        573
     Savings                              (483)       486          3            (22)        86         64
     Certificates of deposit              (226)       853        627            (73)       699        626
--------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits      (552)     1,736      1,184              1      1,262      1,263
     FHLB advances and other               (67)       803        736            107        (12)        95
     Bonds payable                         117       (119)        (2)            66        (53)        13
--------------------------------------------------------------------------------------------------------------
     Total interest expense               (502)     2,420      1,918            174      1,197      1,371
--------------------------------------------------------------------------------------------------------------
     Net interest income               $   103    $ 1,196    $ 1,299        $   348    $ 1,821    $ 2,169
==============================================================================================================

                                  Year Ended December 31, 1997    Six Months Ended December 31, 1996    Year Ended June 30, 1996
                                           compared to                       compared to                      compared to
                                  Year Ended December 31, 1996    Six Months Ended December 31, 1995    Year Ended June 30, 1995
                                          Change Due To:                    Change Due To:                   Change Due To:
------------------------------------------------------------------------------------------------------------------------------------
                                                      Increase                          Increase                         Increase
(Dollars in thousands)             Rate     Volume   (Decrease)     Rate      Volume   (Decrease)    Rate      Volume   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Securities                     ($   54)   $   544    $   490    ($  143)   $   422    $   279    $   226    $     9    $   235
  Loans                              163        664        827         31        231        262        545       (430)       115
  Interest bearing deposits
   in other banks                    (49)        11        (38)       (39)        69         30         57         38         95
------------------------------------------------------------------------------------------------------------------------------------
    Total interest income             60      1,219      1,279       (151)       722        571        828       (383)       445
Interest expense:
  Interest bearing deposits:
   Demand/MMDA accounts              (13)        63         50         (2)        (4)        (6)       (35)         9        (26)
   Savings                            (1)        35         34         (0)         3          3        (41)         5        (36)
   Certificates of deposit           (59)     1,218      1,159       (132)       682        550        768       (248)       520
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits (73)     1,316      1,243       (134)       681        547        692       (234)       458
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances and other           (10)      (628)      (638)      (154)        43       (111)      (135)       129         (6)
   Bonds payable                     (78)       (76)      (154)        35        (75)       (40)       (28)      (166)      (194)
------------------------------------------------------------------------------------------------------------------------------------
   Total interest expense           (161)       612        451       (253)       649        396        529       (271)       258
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income           $   221    $   607    $   828    $   102    $    73    $   175    $   299    ($  112)   $   187
====================================================================================================================================

Interest Sensitivity

         An important element of both earnings performance and liquidity is the management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments, by replacing an asset or liability prior to maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net income of changes in market interest rates. Guaranty evaluates interest rate risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

         At June 30, 1999, Guaranty had $7.9 million more liabilities than assets that reprice within one year or less and therefore was in a liability -sensitive position. A negative gap can adversely affect earnings in period of rising interest rates. This negative position is the result of investments in securities with a maturity of over five years coupled with fixed rate borrowings and certificates of deposit reaching maturity in one year or less and short term borrowings used to fund loans also maturing in one year or less.

         Guaranty has an Asset/Liability Committee ("ALCO"). The ALCO meets to discuss deposit pricing, changes in borrowed money, investment and trading activity, loan sale activities, liquidity levels and the overall interest sensitivity. The actions of this committee are reported to the Board of Directors monthly. The daily monitoring of interest rate risk, investment and trading activity, along with any other significant transactions are managed by the CEO with input from other ALCO members.

         The following table presents the amounts of Guaranty's interest sensitive assets and liabilities that mature or reprice in the periods indicated.

                                                                     June 30, 1999
                                                                Maturing or Repricing In:
--------------------------------------------------------------------------------------------------------
                                                    3 Months       4-12          1-5           Over
                                                    or less       Months        Years        5 Years
--------------------------------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
   Loans                                           $  89,483    $  48,288     $  32,883     $  26,989
   Investments and mortgage-backed securities(1)       1,750        2,949         2,442        29,158
   Deposits at other institutions                      6,743         --            --            --
--------------------------------------------------------------------------------------------------------
       Total interest-sensitive assets                97,976       51,237        35,325        56,147
--------------------------------------------------------------------------------------------------------

Cumulative interest-sensitive assets                  97,976      149,213       184,538       240,685
--------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
   NOW accounts (2)                                     --           --            --          28,516
   Money market deposit accounts                       7,369        4,127         3,242        14,737
   Savings accounts (3)                                2,751        1,540         1,210         5,501
   Certificates of deposit                            13,138       90,961        20,891          --
   Borrowed money                                     37,125         --            --            --
   Convertible preferred securities                     --           --            --           6,900
   Bonds payable                                          27           83           324           775
--------------------------------------------------------------------------------------------------------
       Total interest-sensitive liabilities           60,410       96,711        25,667        56,429
--------------------------------------------------------------------------------------------------------
Cumulative interest-sensitive liabilities          $  60,410    $ 157,121     $ 182,788     $ 239,217
--------------------------------------------------------------------------------------------------------
Period gap                                         $  37,566    $ (45,474)    $   9,658     $    (282)
Cumulative gap                                     $  37,566    $  (7,908)    $   1,750     $   1,468
Ratio of cumulative interest-sensitive
  assets to interest-sensitive liabilities            162.19%       94.97%       100.96%       100.61%
Ratio of cumulative gap to total assets                23.07%       (4.86%)        1.07%          .90%
========================================================================================================

(1)  Includes Federal Home Loan Bank stock.
(2) Guaranty has found that NOW accounts are generally not sensitive to changes in interest rates and therefore has placed such deposits in the "over 5 years" category.
(3) In accordance with standard industry practice, weighted average life factors have been applied to savings and money market deposit accounts


         Of Guaranty's commercial and construction loans with a maturity of more than one year, approximately $3.4 million have fixed interest rates and $19.5 million have variable interest rates.

Investments

         At June 30, 1999, Guaranty had $30.2 million in total available for sale securities, an increase of 12.2% from $26.9 million at December 31, 1998. Total available for sale securities increased 122.1% to $26.9 million at December 31, 1998 from $11.6 million at December 31, 1997. The overall increase in both periods was primarily a result of management's efforts to increase the interest margin by investing money received from the increase in deposits and proceeds from the trust preferred securities, offset by the increase in loans. See "Recent Developments."

         The following tables show the amortized cost and fair market value of investment securities at the dates indicated.

                                        June 30,                June 30,
                                          1999                    1998
-------------------------------------------------------------------------------
                                     Cost      Market        Cost      Market
-------------------------------------------------------------------------------
(Dollars in thousands)
-------------------------------------------------------------------------------

Held-to-maturity
    Mortgage-backed securities      $ 1,419    $ 1,474      $2,327      $2,426
    Other                               250        250         100         100
-------------------------------------------------------------------------------
    Total held-to-maturity            1,669      1,724       2,427       2,526
-------------------------------------------------------------------------------

Available for sale
    Corporate bonds                  32,329     29,857      16,415      16,346
    Other                               301        324          59          82
-------------------------------------------------------------------------------
    Total available for sale         32,630     30,181      16,474      16,428
-------------------------------------------------------------------------------

Trading
    U.S. Government Obligations       2,972      2,949       1,991       1,991
-------------------------------------------------------------------------------
    Total Trading                     2,972      2,949       1,991       1,991
-------------------------------------------------------------------------------

Other
    Federal Home Loan Bank Stock      1,500      1,500         860         860
-------------------------------------------------------------------------------
    Total                           $38,771    $36,354     $21,752     $21,805
===============================================================================

                                          December 31,       December 31,        December 31,          June 30,
                                             1998               1997                1996                 1996
-----------------------------------------------------------------------------------------------------------------------
                                        Cost     Market     Cost     Market     Cost     Market     Cost     Market
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------
Held-to-maturity
       Mortgage-backed securities     $ 2,094   $ 2,187   $ 2,745   $ 2,759   $ 3,157   $ 3,349   $ 3,731   $ 3,879
       Other                              250       250       100       100      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------
       Total held-to-maturity           2,344     2,437     2,845     2,859     3,157     3,349     3,731     3,879
-----------------------------------------------------------------------------------------------------------------------

Available for sale
       Corporate bonds                 26,463    26,581    11,415    11,474      --        --        --        --
       U.S. Government Obligations        301       328       129       129      --        --        --        --
       Mortgage-backed securities        --        --        --        --        --        --       9,993     9,564
-----------------------------------------------------------------------------------------------------------------------
       Total available for sale        26,764    26,909    11,544    11,603      --        --       9,993     9,564
-----------------------------------------------------------------------------------------------------------------------

Trading
       Mortgage-backed securities        --        --        --        --      16,937    16,736      --        --
       U.S. Government Obligations      1,000     1,001     1,031     1,032      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------
       Total Trading                    1,000     1,001     1,031     1,032    16,937    16,736      --        --
-----------------------------------------------------------------------------------------------------------------------

Other
       Federal Home Loan Bank Stock     1,300     1,300       860       860     1,360     1,360     1,360     1,360
-----------------------------------------------------------------------------------------------------------------------
       Total                          $31,408   $31,647   $16,280   $16,354   $21,454   $21,445   $15,084   $14,803
=======================================================================================================================

         The following tables set forth the composition of Guaranty's investment portfolio at the dates indicated.

                                                             June 30,
---------------------------------------------------------------------------------------------
                                                  1999                       1998
---------------------------------------------------------------------------------------------

                                           Book         % of           Book         % of
                                           Value        Total          Value        Total
---------------------------------------------------------------------------------------------
(Dollars in thousands)
Investment securities:
     FHLMC mortgage-backed securities     $ 1,419        3.91%        $ 2,327       10.72%
     Corporate bonds                       29,857       82.25          16,346       75.31
     Treasury notes                         3,199        8.82           2,091        9.63
     Other                                    324         .89              82         .38
---------------------------------------------------------------------------------------------
         Subtotal                          34,799       95.87          20,846       96.04

Other:
      FHLB stock                            1,500        4.13             860        3.96
---------------------------------------------------------------------------------------------
Total Investment securities               $36,299      100.00%        $21,706      100.00%
=============================================================================================


                                                        December 31,                        December 31,             June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                1998                    1997                    1996                   1996
------------------------------------------------------------------------------------------------------------------------------------
                                         Book         % of       Book         % of       Book         % of       Book        % of
                                         Value        Total      Value        Total      Value        Total      Value       Total
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Investment securities:
     FHLMC mortgage-backed securities   $ 2,094        6.64%    $ 2,745       16.80     $ 6,819       32.08%   $ 7,459       50.89%
     GNMA mortgage-backed securities       --           --         --           --       11,967       56.32      5,836       39.81
     Corporate bonds                     26,581       84.24      11,474       70.23        --           --        --           --
     Treasury notes                       1,250        3.96       1,082        6.62       1,104        5.19       --           --
     Other                                  328        1.04         100        0.61        --           --        --           --
------------------------------------------------------------------------------------------------------------------------------------
         Subtotal                        30,253       95.88      15,401       94.26      19,890       93.59     13,295       90.70

Other:
     FHLB stock                           1,300        4.12         860        5.26       1,360        6.40      1,360        9.28
     FRB Stock                             --           --           72        0.44        --           --        --           --
     Other                                 --           --            7        0.04           3        0.01          3        0.02
------------------------------------------------------------------------------------------------------------------------------------
Total Investment securities             $31,553      100.00%    $16,340      100.00%    $21,253      100.00%   $14,658      100.00%
====================================================================================================================================

         Subsequent to June 30, 1999, Guaranty sold approximately $13 million of available for sale securities, resulting in realized losses, net of tax, of approximately $971,000.

Loans

         Net loans consist of total loans minus undisbursed loan funds, deferred loan fees and the allowance for loan losses. Net loans were $185.8 million at June 30, 1999, an increase of 14.45% from December 31, 1998. Net loans were $162.4 million at December 31, 1998, an increase of 62.9% over December 31, 1997. Net loans were $99.67 million at December 31, 1997, an increase of 22.6% over net loans at December 31, 1996.

         The following table sets forth the composition of Guaranty's loan portfolio in dollars at the dates indicated.

                                 Loan Portfolio

                                                       June 30,                  December 31,                 June 30,
---------------------------------------------------------------------------------------------------------------------------
                                                   1999       1998       1998       1997       1996       1996       1995
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Mortgage Loans:
         Residential                            $ 69,484   $ 63,218   $ 66,369   $ 66,035   $ 67,016   $ 66,136   $ 62,175
         Commercial                               13,890     16,991     13,293     16,641      8,486      7,670      4,508
         Construction and land loans              59,551     34,024     60,088     18,263      5,220      8,813      8,887
         Total real estate                       142,925    114,233    139,750    100,939     80,722     82,619     75,570

Commercial business loans                         42,152      6,335     23,692          -          -          -          -
Consumer loans                                    12,566      8,154      9,630      6,705      4,175      5,386      4,580
---------------------------------------------------------------------------------------------------------------------------
         Total loans receivable                  197,643    128,722    173,072    107,644     84,897     88,005     80,150
---------------------------------------------------------------------------------------------------------------------------
Less:
         Undistributed loans in process           10,699      4,261      9,588      6,752      2,467      2,824      3,858
         Deferred fees and unearned discounts         47        172        113        282        290        314        323
         Allowance for losses                      1,063        873      1,002        935        870        786        747
---------------------------------------------------------------------------------------------------------------------------
         Total net items                          11,809      5,306     10,703      7,969      3,627      3,924      4,928
---------------------------------------------------------------------------------------------------------------------------
         Total loans receivable, net            $185,834   $123,416   $162,369   $ 99,675   $ 81,270   $ 84,081   $ 75,222
===========================================================================================================================

         The growth of our loan portfolio and the change in its composition reflects our growth strategy and the conversion of Guaranty Bank from a savings association to a commercial bank. At June 30, 1996, we had no commercial business loans. Construction loans accounted for only 10.0% of gross loans, while residential mortgage loans represented 75.2% of gross loans. In contrast, at June 30, 1999, commercial business loans, construction loans and residential mortgage loans, respectively, represented 21.3%, 30.1% and 35.2% of gross loans. The dollar amount of Guaranty's residential mortgage loans has been relatively constant since June 30, 1996. This does not reflect a decision to de-emphasize mortgage lending. Rather, it reflects a decision in 1997 to sell all new conforming fixed-rate mortgage loans in the secondary mortgage market.

         The following tables show the composition of Guaranty's loan portfolio by fixed and adjustable rate at the dates indicated.

                 Fixed Rate and Adjustable Rate Loans by Amount

----------------------------------------------------------------------------------------------------------------------------
                                                       June 30,                  December 31,                 June 30,
                                                   1999       1998       1998       1997       1996       1996       1995
----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Fixed-Rate Loans:
         Real Estate
                Residential                     $ 21,005   $ 19,175   $ 20,206   $ 26,514   $ 26,061   $ 28,907   $ 23,577
                Commercial                         2,793      3,676      3,623          -          -          -          -
                Construction and land loans            -          -          -         37        138        339         69
----------------------------------------------------------------------------------------------------------------------------
                Total real estate                 23,798     22,851     23,829     26,551     26,199     29,246     23,646
     Commercial business loans                    14,710        112      4,178          -          -          -          -
     Consumer loans                                1,333      1,029        242      3,099      1,396        597        736
----------------------------------------------------------------------------------------------------------------------------
         Total fixed-rate loans                   39,841     23,992     28,249     29,650     27,595     29,843     24,382
----------------------------------------------------------------------------------------------------------------------------

Adjustable-Rate Loans:
         Real Estate
         Residential                              48,479     44,043     46,163     39,521     40,955     37,229     38,598
         Commercial                               11,097     13,315      9,670     16,641      8,486      7,670      4,508
         Construction and land loans              59,551     34,024     60,088     18,226      5,082      8,474      8,818
----------------------------------------------------------------------------------------------------------------------------
                Total real estate                119,127     91,382    115,921     74,388     54,523     53,373     51,924
       Commercial business loans                  27,442      6,223     19,514          -          -          -          -
       Consumer loans                             11,233      7,125      9,388      3,606      2,779      4,789      3,844
----------------------------------------------------------------------------------------------------------------------------
         Total adjustable-rate loans             157,802    104,730    144,823     77,994     57,302     58,162     55,768
                Total loans receivable           197,643    128,722    173,072    107,644     84,897     88,005     80,150
----------------------------------------------------------------------------------------------------------------------------

Less:
         Undisbursed loans in process             10,699      4,261      9,588      6,752      2,467      2,824      3,858
         Deferred fees and unearned
           discounts                                  47        172        113        282        290        314        323
         Allowances for losses                     1,063        873      1,002        935        870        786        747
----------------------------------------------------------------------------------------------------------------------------
                Total                             11,809      5,306     10,703      7,969      3,627      3,924      4,928
----------------------------------------------------------------------------------------------------------------------------
                Total loans receivable, net     $185,834   $123,416   $162,369   $ 99,675   $ 81,270   $ 84,081   $ 75,222
============================================================================================================================

         Contractual principal repayments of loans do not necessarily reflect the actual term of Guaranty's loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which gives Guaranty the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Asset Quality

         Asset quality is an important factor in the successful operation of a financial institution. Banking regulations require insured institutions to classify their own assets and to establish prudent general allowances for losses for assets classified as "substandard" or "doubtful." For the portion of assets classified as "loss," an institution is required to either establish specific allowances of 100% of the amount classified or charge such amounts off its books.

         Assets which do not currently expose Guaranty to sufficient risk to warrant classification in one of the aforementioned categories but posses potential weaknesses are required to be designated "special mention" by management. On the basis of management's review of its assets, at June 30, 1999, Guaranty had classified $2.8 million of it's assets as substandard, and none as doubtful or loss. Not all of Guaranty's assets that have been classified are included in the table of non-performing assets set forth below. Several of these loans are classified because of previous credit problems but are performing.

         Unless well secured and in the process of collection, Guaranty places loans on a nonaccrual status after being delinquent greater than 90 days, or earlier in situations in which the loans have developed inherent problems that indicate payment of principal and interest may not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received. The loan is reinstated to an accrual basis after it has been brought current as to principal and interest under the contractual terms of the loan.

         The following table reflects the composition of nonperforming assets at the dates indicated.


                                                  June 30,               December 31,              June 30,
-----------------------------------------------------------------------------------------------------------------
                                              1999      1998      1998      1997      1996      1996      1995
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Nonaccrual loans                             $1,922    $  976    $1,686    $1,436    $1,670    $1,458    $1,556
Restructured loans                              -         -         -         -          11        11        12
-----------------------------------------------------------------------------------------------------------------
         Total non-performing loans           1,922       976     1,686     1,436     1,681     1,469     1,568
-----------------------------------------------------------------------------------------------------------------
Foreclosed assets                             1,020       -         488        65        51        41       122
-----------------------------------------------------------------------------------------------------------------
         Total non-performing assets         $2,942       976    $2,174    $1,501    $1,732    $1,510    $1,690
=================================================================================================================

Loans past due 90 or more days and
   accruing interest                         $   60    $   48    $  106    $  189    $  -      $   19    $    1
Non-performing loans to total loans, at
   period end                                  1.58%      .79%     0.97%     1.42%     1.98%     1.67%     2.06%
Non-performing assets to period end
   total loans and foreclosed assets           1.57%      .79%     1.25%     1.49%     2.04%     1.72%     2.21%

Delinquent and problem loans

         When a borrower fails to make a required payment on a loan, Guaranty attempts to cure the delinquency by contacting the borrower. A notice is mailed to the borrower after a payment is 15 days past due and again when the loan is 30 days past due. For most loans, if the delinquency is not cured within 60 days, Guaranty issues a notice of intent to foreclose on the property and if the delinquency is not cured within 90 days, Guaranty may institute foreclosure action. In most cases, deficiencies are cured promptly.

Allowance for losses on loans and real estate

         Guaranty provides valuation allowances for anticipated losses on loans and real estate when its management determines that a significant decline in the value of the collateral has occurred, and if the value of the collateral is less than the amount of the unpaid principal of the related loan plus estimated costs of acquisition and sale. In addition, Guaranty also provides reserves based on the dollar amount and type of collateral securing its loans, in order to protect against unanticipated losses. A loss experience percentage is established for each loan type and is reviewed annually. Each quarter, the loss percentage is applied to the portfolio, by product type, to determine the minimum amount of reserves required. Although management believes that it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used in making the initial determinations.

         An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated.

                                                                                 Six Months
                                          Six Months Ended       Year Ended        Ended        Year Ended
                                              June 30,           December 31,    December 31,    June 30,
--------------------------------------------------------------------------------------------------------------
                                           1999      1998      1998       1997      1996      1996     1995
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------
Balance at beginning of period            $1,002    $  935    $  935    $  870    $  788    $  747    $  754
Provision charged to operations              165        95       184       122        92        57       (10)
Charge-offs:
      Real estate                            107        45       120        57        10        39         -
      Consumer                                 3       119         -         -         -         -         1
      Commercial                               -         -         -         -         -         -         -
Recoveries:
      Real estate                              4         7         3         -         -        19         -
      Consumer                                 2         -         -         -         -         4         4
      Commercial                               -         -         -         -         -         -         -
--------------------------------------------------------------------------------------------------------------
Net Charge-offs                              104       157       117        57        10        16        (3)
--------------------------------------------------------------------------------------------------------------
Balance, end of period                    $1,063    $  873    $1,002    $  935    $  870    $  788    $  747
==============================================================================================================

Allowance for loan losses to period
        end total loans                     0.57%     0.71%     0.58%     0.93%     1.06%     0.93%     0.98%
Allowance for loan losses to nonaccrual
        loans                              55.31%    89.45%    59.43%    67.20%    52.10%    54.05%    48.01%
Net charge-offs to average loans             .06%      .15%     0.10%     0.06%     0.01%     0.02%     0.00%

Provision for loan losses

         For the six months ended June 30, 1999, the provision for loan losses was $165,000 compared to $95,100 for the six months ended June 30, 1998. For the year ended December 31, 1998, the provision for loan losses was $184,200, compared to $122,000 at December 31, 1997 and $92,000 for the six month period ended December 31, 1996. The provision for loan losses increased to $57,000 for the year ended June 30, 1996 compared to a credit of $10,000 for the same period ended 1995.

         Guaranty monitors its loan loss allowance monthly and makes provisions as necessary. Management believes that the level of Guaranty's loan loss reserve is adequate.

         A breakdown of the general allowance for loan losses in dollars and loans in each category to total loans in percentages is provided in the following tables. Because all of these factors are subject to change, the breakdown is not necessarily predictive of future loan losses in the indicated categories.

                                       June 30,               June 30,
                                        1999                    1998
    ----------------------------------------------------------------------------
                                             Ratio of               Ratio of
                                             Loans to               Loans to
                                           Total Gross            Total Gross
                                Allowance     Loans     Allowance    Loans
    ----------------------------------------------------------------------------
    (Dollars in thousands)
    ----------------------------------------------------------------------------

    Residential real estate     $   91       35.16%     $  111       49.11%
    Commercial real estate         130        7.03         212       13.20
    Construction                   320       30.13         261       26.43
    Commercial Business            393       21.33          79        4.92
    Consumer and other loans       129        6.35         112        6.34
    Unallocated                      -           -          98           -
    ----------------------------------------------------------------------------
         Total                  $1,063      100.00%     $  873      100.00%
    ============================================================================


                                December 31,               December 31,              December 31,
----------------------------------------------------------------------------------------------------------
                                   1998                       1997                       1996
----------------------------------------------------------------------------------------------------------
                                         Ratio of                   Ratio of                   Ratio of
                                         Loans to                   Loans to                   Loans to
                                       Total Gross                Total Gross                Total Gross
                           Allowance      Loans      Allowance       Loans      Allowance       Loans
----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------
Residential real estate    $  101         38.35%      $  477         61.35%      $  471         78.94%
Commercial real estate        144          7.68          212         15.46          179         10.00
Construction                  384         34.72           52         16.97           38          6.15
Commercial business           258         13.69            -             -            -             -
Consumer and other loans      115          5.56           43          6.22           13          4.91
Unallocated                     -             -          151             -          169             -
----------------------------------------------------------------------------------------------------------
        Total              $1,002        100.00%      $  935        100.00%      $  870        100.00%
==========================================================================================================


                                  June 30,                  June 30,
--------------------------------------------------------------------------------
                                    1996                      1995
--------------------------------------------------------------------------------
                                        Ratio of                    Ratio of
                                        Loans to                    Loans to
                                       Total Gross                Total Gross
                           Allowance      Loans       Allowance      Loans
--------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------

Residential real estate      $   327        75.15%      $   311          77.57%
Commercial real estate           194         8.72           220           5.63
Construction                      70        10.01            86          11.09
Commercial business                -            -             -              -
Consumer and other loans          40         6.12            32           5.71
Unallocated                      157            -            98              -
--------------------------------------------------------------------------------
     Total                   $   788       100.00%      $   747         100.00%
================================================================================

Non-Interest Income

         Guaranty's non-interest income consists primarily of loan fees and servicing income, net gains on sale of loans and securities, and fees and service charges on deposit accounts. The following table presents information on the sources and amounts of non-interest income.

                                            Six Months           Year Ended     Six Months Ended  Year Ended
                                          Ended June 30,        December 31,      December 31,     June 30,
------------------------------------------------------------------------------------------------------------
Non Interest Income                      1999       1998       1998      1997        1996           1996
------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Gross Servicing Income                 $   329    $   217    $   452    $   526    $   327        $   672
   Amortization Expense                   (357)       (17)      (169)       (77)       (86)           (60)
   Impairment Adjustment                   316          -       (342)         -          -              -
Net Servicing Income                       288        200        (59)       449        241            612
Gain on Sale of Loans and Securities       230        501      1,063      1,067         73            243
Service Charges on Checking                252        163        424        166         52             90
Late Charges and Other Consumer Fees        90         43         69         82         50             69
Annuity and Investment Sales                31         15         61         12          2              0
Other                                       60        153        408         92         44             93
------------------------------------------------------------------------------------------------------------
Total                                  $   951    $ 1,075    $ 1,966    $ 1,868    $   462        $ 1,107
------------------------------------------------------------------------------------------------------------

         For the six months ended June 30, 1999 and 1998, non-interest income was $951,000 and $1.1 million, respectively. This decrease was a result of a $271 thousand decrease in gains on the sales of loans and securities which was partially off set by an increase in service charges on checking of $89,000. For the year ended December 31, 1998, non-interest income was $2.0 million, compared to $1.9 million for the year ended December 31, 1997. During 1998 there were increased fees with the addition of the commercial loan department and service charges on commercial checking accounts which carry higher fees and an increase in fees on other checking accounts. These increases were offset by a market value impairment recognized on the servicing asset for $342,000.

         Loans and securities sales were a result of the continued strategy of selling all newly originated fixed rate mortgage loans in the secondary market, restructuring of the balance sheet to reduce interest rate risk relating to fixed rate mortgages, and to provide liquidity to fund anticipated loan closings.

         Mortgage loan servicing is a significant business for Guaranty, and a by-product of its residential lending business. Guaranty derives fees from mortgage servicing rights ("MSRs"). Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for payment of taxes and insurance, making required inspections of the mortgaged premises, contacting delinquent mortgagors, supervising foreclosures in the event of unremitted defaults and generally administering the loans for the investors to whom they have been sold. MSRs are intangible assets that represent the rights to service mortgage loans and in turn to receive the service fee income associated with the mortgage loans. MSRs are amortized against income over the estimated average lives of the loans serviced. If loans are prepaid at rates faster than those originally assumed, adjustments may be required to the unamortized balance, which could result in charges to current earnings. Conversely, slower prepayments rates could result in increases in mortgage loan servicing income in future periods. Impairment of MSRs is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For the purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which capitalized MSRs for a stratum exceed their fair value. At June 30, 1999 and December 31, 1998 MSRs totaled $2,902,000 and $1,978,000, respectively. Impairment on these rights was $26,000 and $342,000 at June 30, 1999 and December 31, 1998, respectively. See "Financial Statements - Summary of Accounting Policies." At June 30, 1999, December 31, 1998 and 1997 loans serviced for others totaled $222.4 million, $173.1 million and $123.8 million, respectively. Guaranty serviced loans for others aggregating approximately $172.8 million at December 31, 1996, and $168.4 million at June 30, 1996.

         Guaranty sells fixed rate residential production on an individual loan basis and securitizes the loans through the creation of Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Governmental National Mortgage Association ("GMNA") mortgage-backed securities.

         During the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, Guaranty sold $26.0 million, $60.3 million and $24.4 million, respectively, of loans and securitized loans. Guaranty sold $11.8 million for the six month period ended December 31, 1996 and $7.3 million during fiscal year ended June 30, 1996. The sale of fixed rate product creates liquidity and an income stream from servicing fees on loans sold.

         Guaranty also trades treasury securities in an effort to take advantage of short term movements in market interest rates. It is Guaranty's policy not to hold trading securities with a cost in excess of $5.0 million at one time. Trading securities are marked to market monthly. Sales of trading account securities totaled $19.9 million, $105.9 million, $89.5 million, $35.3 million, and $107.3 million during the six months ended June 30, 1999, the years ended December 31, 1998 and 1997, the six month period ended December 31, 1996 and the year ended June 30, 1996, respectively. Guaranty experienced losses of $273,000, $302,000, $255,000 and $64,000 on such sales for the six months ended June 30, 1999, the year ended December 31, 1998, the six month period ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively, and a gain of $5,000 in the year ended December 31, 1997.

         Loan fees, net of loan underwriting and closing costs, are deferred and amortized into income over the estimated remaining lives of the loans to which they relate. Guaranty had deferred fees, net of direct underwriting costs, of $47,000, $113,000, $283,000 and $290,000 at June 30, 1999 and December 31, 1998,
1997 and 1996, respectively.

Non-Interest Expenses

         For the six months ended June 30, 1999 and 1998, non-interest expenses were $3.4 million and $2.4 million, respectively. For the year ended December 31, 1998, non-interest expenses were $5.8 million, compared to $3.9 million for the year ended December 31, 1997. The increases in the six months ended June 30, 1999 compared to June 30, 1998 and for the year ended December 31, 1998 compared to December 31, 1999 was due primarily to increased costs associated with the expanded branch network and staffing the commercial loan department. For the six month period ended December 31, 1996, non-interest expenses were $1.7 million compared to $1.2 million for the same period in 1995. This increase was primarily due to the overall growth of the Corporation. Non-interest expenses were $2.5 million for the year ended June 30, 1996.

                                               Six Months              Year Ended         Six Months Ended     Year Ended
                                             Ended June 30,           December 31,          December 31,        June 30,
------------------------------------------------------------------------------------------------------------------------------
Non Interest Expense                        1999        1998         1998       1997            1996              1996
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Personnel                                  $ 1,831      $ 1,071    $ 3,089    $ 2,011        $   748            $ 1,014
Occupancy                                      449          374        783        524            132                302
Data Processing                                307          226        585        422            166                257
Deposit Insurance                                9           11         23         87            101                190
Marketing and Professional Fees                156          311        513        426            129                188
Other                                          650          407        800        373            441                536
------------------------------------------------------------------------------------------------------------------------------
Total                                      $ 3,402      $ 2,400    $ 5,793    $ 3,843        $ 1,717            $ 2,487
------------------------------------------------------------------------------------------------------------------------------

Income Taxes

         Income tax expense for the six months ended June 30, 1999 and 1998, were $270,000 and $261,000 respectively. The decrease in income tax expense is primarily the result of a reallocation of state income taxes to state franchise taxes. Income tax expense for the years ended December 31, 1998 and 1997, and the fiscal year ended June 30, 1996 was, $624,000, $486,000, and $344,000, respectively. The increases are a direct result of increased earnings. For the six month period ended December 31, 1996 the Corporation reported an income tax benefit of $3,500 due to a loss before taxes of $10,000.

Sources of Funds

Deposits

         Deposits have been the principal source of Guaranty's funds for use in lending and for other general business purposes. In addition to deposits, Guaranty derives funds from loan repayments, cash flows generated from operations, which includes interest credited to deposit accounts, repurchase agreements entered into with commercial banks and FHLB of Atlanta advances. Borrowings may be used to compensate for reductions in deposits or deposit-inflows at less than projected levels and have been used on a longer-term basis to support expanded lending activities.

         Guaranty attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Guaranty offers statement savings accounts, various checking accounts, various money market accounts, fixed-rate certificates with varying maturities, individual retirement accounts and is expanding to provide products and services for businesses and brokered deposits. Guaranty's principal use of deposits is to originate loans and fund investment securities.

         At June 30, 1999, deposits were $194.0 million, an increase of 12.26% from $172.8 million at December 31, 1998, and up 71.75% from $112.9 million at December 31, 1997. Deposits were $81.4 million at December 31, 1996. The deposit growth is a reflection of branch office growth, aggressive pricing, increased marketing and bank consolidation in Guaranty's principal market. In order to reduce the overall cost of funds and reduce the Corporation's reliance on high cost time deposits and short term borrowings as a funding source, management continues to direct extensive marketing efforts towards attracting lower cost transaction accounts. However, there is no assurance that these efforts will be successful, or if successful, will reduce the Corporations reliance on time deposits and short term borrowings.

         The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Guaranty at the dates indicated.

                                              June 30,                    December 31,           June 30,
-----------------------------------------------------------------------------------------------------------
                                           1999       1998        1998       1997       1996       1996
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Statement savings accounts               $ 11,002   $  8,480   $  9,863   $  6,434   $  4,738   $  4,654
Demand deposit accounts                    28,516     17,926     23,433     12,037      6,929      6,440
Money market accounts                      29,475     10,503     22,319      4,000      3,410      3,213
30-to-180-day certificates                  2,642      1,468        825      1,326        250        227
Nine-month certificates                         -        300          -      1,638          -          -
One-to five-year fixed-rate
 certificates                             110,528     80,790    106,953     87,467     66,013     52,698
Eighteen-month prime rate certificates     11,820      8,601      9,412         45         61      7,455
-----------------------------------------------------------------------------------------------------------
     Total                               $193,983   $128,068   $172,805   $112,947   $ 81,401   $ 74,687
===========================================================================================================

         The following table contains information pertaining to the average amount and the average rate paid on each of the following deposit categories for the periods indicated.

                                           Six Months Ended June 30,
      --------------------------------------------------------------------------
                                         1999                   1998
      --------------------------------------------------------------------------
                                             Average                 Average
                                  Average      Rate      Average      Rate
                                  Balance      Paid      Balance      Paid
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Noninterest bearing
          Demand deposits           $9,172     0.00%      $3,457       0.00%
      Interest bearing
          DDA/Money Market          43,150     3.59%      16,686       2.65%
          Savings deposits          10,718     2.35%       7,861       3.13%
          Time deposits            122,649     5.18%      94,113       5.42%
      --------------------------------------------------------------------------
      Total deposits              $185,689     4.39%    $122,117       4.74%
      ==========================================================================

                                                                        Six Months Ended          Year Ended
                                   Years Ended December 31,                December 31,            June 30,
-------------------------------------------------------------------------------------------------------------------
                            1998                 1997                   1996                   1996
-------------------------------------------------------------------------------------------------------------------
                                     Average                Average                Average               Average
                           Average    Rate      Average      Rate      Average      Rate      Average     Rate
                           Balance    Paid      Balance      Paid      Balance      Paid      Balance     Paid
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Noninterest bearing
   demand deposits        $  5,338    0.00%    $  1,658      0.00%    $  1,324      0.00%    $  1,066      0.00%
Interest bearing
   DDA/ Money Market        24,936    3.46%      11,110      2.59%       8,765      2.76%       8,927      2.73%
   Savings deposits          8,551    2.97%       5,654      3.36%       4,870      3.41%       4,541      3.25%
   Time deposits            93,615    5.41%      80,779      5.51%      63,346      5.54%      48,460      5.57%
-------------------------------------------------------------------------------------------------------------------
Total deposits            $132,440    4.67%    $ 99,201      4.97%    $ 78,305      5.00%    $ 62,994      4.91%
===================================================================================================================

         The variety of deposit accounts offered by Guaranty has allowed it to be competitive in obtaining funds and has allowed it to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). The ability of Guaranty to attract and maintain deposits, and its cost of funds, has been, and will continue to be, significantly affected by money market conditions.

         The following table sets forth the deposit flows of Guaranty during the periods indicated.

                                                                                    Six Months
                                      Six Months Ended            Year Ended           Ended       Year Ended
                                           June 30,               December 31,      December 31,    June 30,
         ----------------------------------------------------------------------------------------------------
                                       1999        1998        1998         1997        1996          1996
         ----------------------------------------------------------------------------------------------------
         (Dollars in thousands)
         ----------------------------------------------------------------------------------------------------
         Opening balance             $172,805    $112,947    $112,947    $ 81,401    $ 74,687      $ 52,461
         Net deposits                  17,098      12,225      53,673      26,624       4,754        19,093
         Interest credited              4,080       2,896       6,185       4,922       1,960         3,133
         ----------------------------------------------------------------------------------------------------
         Ending balance              $193,983    $128,068    $172,805    $ 12,947    $ 81,401      $ 74,687
         ----------------------------------------------------------------------------------------------------

         Net increase                $ 21,178    $ 15,121    $ 59,858    $  1,546    $  6,714      $ 22,226
         Percent increase               12.25%      13.39%      53.00%      38.75%       8.99%        42.37%
         ====================================================================================================

         The following table indicates the amount of Guaranty's certificates of deposits by time remaining until maturity as of June 30, 1999.

                                                                          Maturity
---------------------------------------------------------------------------------------------------------------
                                                3 Months     Over 3 to    Over 6 to      Over
                                                 or less     6 months     12 months    12 months      Total
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------
Certificates of deposit less than $100,000        $10,571     $17,051      $44,477       $17,207    $ 89,306
Certificates of deposit of $100,000 or more         2,567      21,233        8,200         3,684      35,684
---------------------------------------------------------------------------------------------------------------
     Total certificates of deposits               $13,138     $38,284      $52,677       $20,891    $124,990
---------------------------------------------------------------------------------------------------------------

Borrowings

         As a member of the FHLB of Atlanta, Guaranty is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Atlanta may prescribe the acceptable uses to which these advances may be put, as well as on the size of the advances and repayment provisions. The advances are collateralized by Guaranty's investment in Federal Home Loan Bank stock and certain mortgage loans. See the Notes to Consolidated Financial Statements for information regarding the maturities and rate structure of Guaranty's FHLB advances. At June 30, 1999, $30.0 million was outstanding to the FHLB.

         Guaranty's borrowings also include securities sold under agreements to repurchase and federal funds purchased. Securities sold under agreements to repurchase are collateralized with mortgage-backed securities or Treasury securities. The proceeds are used by Guaranty for general corporate purposes. At June 30, 1999, Guaranty had $2.9 million outstanding in securities sold under agreement to repurchase. At June 30, 1999, Guaranty had $4.2 million outstanding in federal funds purchased.

         Guaranty uses borrowings to supplement deposits when they are available at a lower overall cost to Guaranty or they can be invested at a positive rate of return.

         The following tables set forth the maximum month-end balances, average balances and weighted average rates, of FHLB advances, securities sold under agreements to repurchase and other borrowings for the periods indicated.


                                                   Six Months Ended
                                                       June 30,
      --------------------------------------------------------------------------
                                               1999                1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      --------------------------------------------------------------------------
      Maximum Balance:
           FHLB Advances                     $ 30,000            $10,000
           Securities sold under
              Agreements to repurchase          2,941              8,856
              Fed funds purchased               4,188                  -
      --------------------------------------------------------------------------

                                                   Weighted           Weighted
                                          Average  Average   Average  Average
                                          Balance    Rate    Balance    Rate
      --------------------------------------------------------------------------

      FHLB Advances                      $23,402     4.97%   $3,478    6.87%
      Securities sold under
           Agreements to repurchase        1,852     4.52%    1,642    5.37%
           Fed funds purchased               698     5.33%        -       -
      ==========================================================================

                                                    Year Ended                     Six Months Ended          Year Ended
                                                   December 31,                      December 31,             June 30,
------------------------------------------------------------------------------------------------------------------------------
                                           1998                   1997                   1996                   1996
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------
Maximum Balance:
     FHLB Advances                        $26,000                 $17,500                $22,500                 $28,050
     Securities sold under
        Agreements to repurchase            6,856                   5,867                  9,957                   9,930
------------------------------------------------------------------------------------------------------------------------------

                                               Weighted               Weighted               Weighted               Weighted
                                    Average    Average     Average    Average     Average    Average     Average    Average
                                    Balance      Rate      Balance      Rate      Balance      Rate      Balance      Rate
------------------------------------------------------------------------------------------------------------------------------

FHLB Advances                        $9,748      5.57%     $10,956      6.18%     $19,550      5.79%     $22,829     6.21%
Securities sold under
     agreements to repurchase         2,336      5.00%       2,007      6.33%       6,321      5.66%       3,112     5.65%
------------------------------------------------------------------------------------------------------------------------------

         At June 30, 1999 and December 31, 1998, Guaranty had $30.0 million and $21.0 million outstanding to the FHLB compared to no advances outstanding at December 31, 1997 and $17.5 million at December 31, 1996.

         The following table sets forth the balances of Guaranty's short-term borrowings at the dates indicated.

                                              June 30,                  December 31,           June 30,
-----------------------------------------------------------------------------------------------------------
                                          1999       1998      1998        1997       1996       1996
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------
FHLB advances                           $30,000    $10,000    $21,000    $     -    $ 7,500    $12,500

Securities sold under agreements
  to repurchase                           2,937      1,990      1,008      2,989      6,681      6,104
Other borrowings                          4,188          -          -          -          -          -
-----------------------------------------------------------------------------------------------------------
    Total short-term borrowings         $37,125    $11,990    $22,008    $ 2,989    $14,181    $18,604
===========================================================================================================
Weighted average interest rate of
  short-term FHLB advances                 4.97%      6.87%      5.57%      0.00%      6.35%      6.02%
Weighted average interest rate of
  securities sold under agreements to
  repurchase                               4.52%      5.37%      5.00%      6.29%      6.50%      5.65%
Weighted average interest rate of
  other borrowings                         5.33%         -          -          -          -          -
===========================================================================================================

Liquidity and Capital Resources

         Liquidity is the ability to meet present and future financial obligations either through the sale of existing assets or the acquisition of additional funds through asset and liability management. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As a result of Guaranty's management of liquid assets and the ability to generate liquidity through increasing deposits, management believes that Guaranty maintains overall liquidity that is sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         Guaranty's primary sources of funds are deposits, borrowings, and amortization, prepayments and maturities of outstanding loans and investments, and loan sales. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Excess funds are invested in overnight deposits to fund cash requirements experienced in the normal course of business. Guaranty has been able to generate sufficient cash through its deposits as well as borrowings.

         Cash and cash equivalents were approximately $13.9 million, $10.5 million and $6.0 million at June 30, 1999, and December 31, 1998 and 1997, respectively. For the six months ended June 30, 1999, financing activities provided $35.4 million, primarily as a result of a net increase in deposits of approximately $21.2 million and an increase in advances from the Federal Home Loan Bank and other borrowings of approximately $13.2. Approximately $1.1 million was absorbed by operating activities. In addition, investing activities absorbed approximately $30.9 million which was primarily a result of a net increase in loans of approximately $24.3 million, net investment securities purchases of $4.9 million, and purchases of office properties and equipment of approximately $1.6 million.

          During the year ended December 31, 1998, financing activities provided $84.7 million primarily as a result of net advances from FHLB of $21.0 million, net increase in deposits of approximately $59.9 million and proceeds from issuance of convertible preferred securities of $6.9 million. Approximately

$596,000 was absorbed by operating activities which was primarily a result of an increase in other assets which includes a $1.5 million increase in originated mortgage servicing rights, and an increase in accrued interest receivable of approximately $807,000. In addition, investing activities absorbed approximately $79.5 million which was primarily a result of a net increase in loans of approximately $62.7 million, net investment securities purchases of $14.7 million, and purchases of office properties and equipment of approximately $1.5 million.

         During the year ended December 31, 1997, financing activities provided $14.3 million primarily as a result of net proceeds from the issuance of common stock of $4.4 million, and net increase in deposits of approximately $31.5 million offset by a decrease in FHLB advances of $17.5 million. Approximately $16.0 million was provided by operating activities which was primarily a result of net sales of trading securities of $15.7 million. In addition, investing activities absorbed approximately $30.5 million which was primarily a result of a net increase in loans of approximately $18.5 million, net investment securities purchases of $11.4 million, and purchases of office properties and equipment of approximately $1.4 million.

         For the six months ended December 31, 1996, cash and cash equivalents increased $645,000 to $6.1 million as net cash provided by investing and financing activities exceeded the cash used in operating activities. The $2.1 million of cash provided by investing activities resulted mainly from a net decrease in loans while the $6.7 million of cash provided by financing activities resulted mainly from a net increase in deposits.

         Guaranty uses its sources of funds primarily to meet operating needs, to pay deposit withdrawals and fund loan commitments. At June 30, 1999, and December 31, 1998 and 1997 total approved loan commitments were $10.7 million, $9.6 million and $3.8 million respectively. In addition, at June 30, 1999, and December 31, 1998 and 1997, commitments under unused lines of credit were $58.5 million, $52.3 million and $14.3 million, respectively. At December 31, 1996 and June 30, 1996, the total approved loan commitments outstanding amounted to $3.0 million and $3.9 million, respectively. At the same dates, commitments under unused lines of credit amounted to $6.4 million and $5.4 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1999, totaled $104.1 million. Management believes that a significant portion of maturing deposits will remain with Guaranty.

         Management intends to fund anticipated loan closings and operating needs during 1999 through cash on hand, brokered deposits, proceeds from the sale of loans and securities, cash generated from operations and anticipated increases in deposits. Current and anticipated marketing programs will be primarily targeted at the attraction of lower cost transaction accounts. Concurrent with the strategies employed to attract these accounts, management plans to gradually reduce the rate paid on time deposits in comparison to the competition. However, the pricing of time deposits will be balanced against upcoming maturities to ensure that liquidity is not adversely impacted by a large run off of time deposits.

         Capital represents funds, earned or obtained, over which financial institutions can exercise greater control in comparison with deposits and borrowed funds. The adequacy of Guaranty's capital is reviewed by management on an ongoing basis with reference to size, composition and quality of Guaranty's resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb any potential losses. In an effort to increase the capital base, Guaranty's wholly-owned subsidiary Guaranty Capital Trust I issued $6.9 million of 7.0% cumulative convertible trust preferred securities in April 1998. The proceeds, less issuance costs of approximately $276,000 were added to the Bank's capital.

         Guaranty and Guaranty Bank are subject to regulatory capital requirements of the Federal Reserve. At June 30, 1999, Guaranty exceeded all such regulatory capital requirements as shown in the following table.

                                                                 June 30, 1999
                                                  Guaranty Financial            Guaranty
                                                     Corporation                  Bank
--------------------------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------------------------
Tier 1 Capital:
Common Stock                                             $1,877                    $2,000
Capital Surplus                                           5,725                     7,024
Cumulative Preferred Securities (2)                       4,270                         -
Retained Earnings                                         5,208                    10,467
--------------------------------------------------------------------------------------------------
Disallowed intangible assets                                290                       290
--------------------------------------------------------------------------------------------------
Total Tier 1 Capital                                     16,790                    19,201
--------------------------------------------------------------------------------------------------

Tier 2 Capital:
Allowance for loan losses (1)                             1,063                     1,063
Cumulative Preferred Securities                           2,630                         -
--------------------------------------------------------------------------------------------------
Total Tier 2 Capital                                      3,693                     1,063
--------------------------------------------------------------------------------------------------
Total Risk Based Capital                                 20,483                    20,264
Risk Weighted Assets                                    217,374                   224,563

Capital Ratios:
Tier 1 Risk-based                                          7.72%                     8.55%
Total Risk-based                                           9.42%                     9.02%
Tier 1 Capital to average adjusted total assets            6.91%                     7.91%
==================================================================================================

(1)   Limited to 1.25% of risk weighted assets.
(2)   Limited to 1/3 of core capital.


Impact of Inflation and Changing Prices and Seasonality

         The financial statements in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

Accounting Rules

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain requirements are met, a derivative may be specifically designated as a hedge and an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and requires application prospectively.

Subsidiary Activities

         The Holding Company has two subsidiaries Guaranty Bank and Guaranty Capital Trust I (the "Trust"). The Trust was formed on April 29, 1998 and is the holder of Guaranty's convertible subordinated debentures in the principal amount of $6,900,000. See Note 13 in the Consolidated Financial Statements for information regarding the terms of the securities. The Bank has two wholly owned subsidiaries, GMSC, Inc. ("GMSC") and Guaranty Investments Corporation ("GICO"). Guaranty sells non-deposit investment products through GICO. GICO had a net loss of $19,000 and $17,000 for the six months ended June 30, 1999 and 1998, respectively, and $15,800 and $27,000 for the years ended December 31, 1998 and 1997, respectively and net income of $3,000 and $1,000 for the six month period ended December 31, 1996 and the year ended June 30, 1996, respectively.

         In 1987, Guaranty formed GMSC and entered into a REMIC in order to create liquidity. Guaranty utilized the REMIC to pool $19.9 million of fixed rate mortgages into mortgage backed securities, which were used as collateral for bonds sold to private investors. The bonds bore a coupon of 8% and were sold at a discount and costs of issuance of approximately $3.3 million. The bonds discount and issuance costs are amortized against income as mortgages underlying the bonds repay. In the fiscal years ended June 30, 1996 and 1995, with rapidly falling interest rates, Guaranty experienced significant repayment of mortgages, resulting in an amortization expense of $160,000 and $124,000, respectively. For the years ended December 31, 1998 and 1997 and the six month period ended December 31, 1996, amortization expense was $101,000, $64,000 and $39,000, respectively. In the six months ended June 30, 1999 and 1998, such amortization expense was $105,000 and $65,000, respectively. The amortization of the REMIC expenses is treated as interest expense.

Year 2000 Issues

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the change in the century. If not corrected, many date-sensitive applications could fail or create erroneous results by or in the year 2000. Guaranty understands the importance of having systems and equipment operational through the year 2000 and beyond and is committed to addressing these challenges while continuing to fulfill its obligations to its customers.

         Year 2000 readiness is a major undertaking involving the review and modification of multiple, interacting information technology systems, including Guaranty's systems, equipment, facilities, services and products as well as those of third parties, including vendors, service contractors, creditors, borrowers and other financial service organizations. Certain equipment and facilities, such as telephones, voicemail and elevators, may contain embedded chips or microcontrollers that will need to be replaced.

         Guaranty began its formal Year 2000 compliance program in 1998 to analyze the possible application to Guaranty of the Year 2000 issue and the development of a plan to prevent the problem from adversely affecting its operations. Guaranty currently has a Year 2000 committee, a Year 2000 Implementation Plan and a Year 2000 Contingency Plan. Guaranty's Year 2000 plans are subject to guidelines and recommendations promulgated by the Federal Financial Institutions Examination Council

("FFIEC"). The Federal Reserve Bank of Richmond periodically reviews the status of Guaranty's plans and progress with site visits and teleconferences.

         In accordance with current FFIEC regulations, the Year 2000 plans, as adopted and refined by Guaranty to handle Year 2000 issues, can be divided into two principal areas:

         1. Resolution of the internal aspects of the Year 2000 issue. The focus of this area includes the effects of the Year 2000 issue on Guaranty's technology, including computer hardware and software systems. Guaranty's internal technology plan includes
                  (a) locating, listing and prioritizing the specific technology that is potentially subject to the Year 2000 issue (referred to as the "awareness" phase), (b) assessing the actual exposure of such technology to the Year 2000 issue by inquiry, research, testing and other means (the "assessment" phase),
                  (c) selecting the method necessary to resolve the Year 2000 issues that were identified, including replacement, upgrade, repair or abandonment and implementing the selected resolution method (the "renovation" phase), and (d) testing the remediated or converted technology to determine the efficacy of the resolutions (the "validation" phase).

         2. Determination and control of the external aspects of the Year 2000 issue. The focus of this area includes (a) assessing the potential for credit and liquidity risks within Guaranty as a result of the investments in, loans to and deposits from our significant customers as well as the risk of possible business interruption by relying on vendors of goods and services whose technology or business is affected by the Year 2000 issue, and
                  (b) developing contingency plans to address failures by external parties to remediate fully any Year 2000 issues that are material to Guaranty. Assessment of external parties is accomplished by written and verbal inquiry, and by research to the extent that reliable information is available.

         The Year 2000 committee has spent considerable time testing both the internal and external applications deemed as "mission critical" to daily business operations. These applications affect Guaranty's customer information files. The testing was completed before FFIEC's June 30, 1999 deadline to confirm compliance with Year 2000 data processing standards deadline.

         Guaranty's Year 2000 Contingency Plan, in accordance with FFIEC regulations, sets forth in detail the procedures that Guaranty and its employees will follow in order to handle the most reasonably likely worst case Year 2000 scenario. These procedures cover, among other concerns, how Guaranty will continue to maintain customer records and accept banking transactions in the event of a systems or other power or communications failure and how it will likewise continue its daily banking operations. The contingency plan, and all test results on Guaranty's internal and external applications, were reviewed by the Virginia State Corporation Commission's Year 2000 examiner. The review yielded the highest rating for Year 2000 readiness (satisfactory).

         As part of the 1998 strategic plan, and in conjunction with the Year 2000 readiness plan, Guaranty upgraded its entire computer system, including hardware and software. The changes not only make the institution better prepared for any potential Year 2000 problems, but have also allowed Guaranty to offer more sophisticated products, lower potential down time and increase customer service. Total costs are approximately $325,000, with the majority of the expenses being incurred in late 1998 and the first quarter of 1999. Included in non-interest expense for the first six months of 1999 is $200,000 associated with the Year 2000 issue. All of the system changes are currently fully operational and Guaranty continually assesses the systems for full functionality.

         Additionally, Guaranty monitors the readiness of its vendors and larger customers to insure that the risk to Guaranty is minimized. Currently, Guaranty requires all credit customers with total exposure of over $1 million to fill out a Year 2000 readiness assessment form. The progress of the answers are reported to the Year 2000 committee on a regular basis.

         Guaranty and its Year 2000 committee feel strongly that customer education and awareness are crucial to the success of the year 2000 plans. Notifications of the test results were sent out to customers in June 1999. In addition, Guaranty has trained all customer contact employees on responding to customer concerns over Y2K issues.

         Guaranty believes that it has identified all of the business systems vital to its operations and that its Year 2000 plans will result in the continuation of Guaranty's operations to and through the Year 2000 and beyond. However, the Year 2000 issue, and its resolution, is complex and multifaceted; Guaranty believes that no entity can address the virtually unlimited possible circumstances relating to year 2000 issues, including risks outside of Guaranty's primary market area. The success of a response plan cannot be conclusively known until the Year 2000 is reached (or an earlier date to the extent that systems and equipment address Year 2000 date data prior to year
2000). Even with appropriate and diligent pursuit of a well-conceived response plan, including testing procedures, there is no certainty that any company will achieve complete success. However, Guaranty is diligently trying to ensure that its significant systems, equipment, facilities, services and products will not be adversely affected by the Year 2000 problem.

         At this time, Guaranty believes that the most likely worst case Year 2000 scenario would not have a material effect on Guaranty's results of operations, liquidity and financial condition for the year ending December 31, 2000. Guaranty does not foresee a material loss of revenue due to the Year 2000 problem. The Year 2000 Contingency Plan, however, is based on assessments of the likelihood of a problematic occurrence. While considered unlikely, the failure of Guaranty to successfully implement its Year 2000 plans, including modifications and conversions, or to adequately assess the likelihood of various events relating to the year 2000 issue, could have a material adverse effect on Guaranty's results of operations and financial condition.

         Additionally, there can be no assurances that the federal regulators will not issue new regulatory requirements that require additional work by Guaranty and, if issued, that new regulatory requirements will not increase the cost or delay the completion of Guaranty's year 2000 plan.

         The cost of the project and the date on which Guaranty plans to complete the Year 2000 modifications are based on management's best estimates, which are based on numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from Guaranty's plans. Specific factors that might cause such material differences include, but are not limited to, the availability of personnel trained in this area, the ability of third party vendors to correct their software and hardware, the ability of significant customers to remedy their Year 2000 issues and similar uncertainties.

                                   MANAGEMENT

The Board of Directors

         The following information sets forth the names, ages, principal occupations and business experience for all directors. The date shown for first election as a director in the information below represents the year in which the nominee or incumbent director was first elected to the Board of Directors of Guaranty or previously to the Board of Directors of Guaranty Bank. Unless otherwise indicated, the business experience and principal occupations shown for each nominee or incumbent director has extended five or more years.

Thomas P. Baker, 53, has been a director since 1990.
         Mr. Baker has served as the President and Chief Executive Officer of Guaranty Bank since January 1, 1990.

Henry J. Browne, 66, has been a director since 1976.
         Mr. Browne is an architect in private practice with studios in Keswick, Virginia, and Boca Grande, Florida. He was President of Browne, Eichmon, Dalgliesh, Gilpin & Paxton, an architecture firm in Charlottesville, Virginia, from March 1958 to April 1996. Mr. Browne is a past director of Farmington Country Club, past president of the Virginia Chapter of the American Institute of Architects, and past president of Downtown Charlottesville, Inc.

Douglas E. Caton, 56, has been a director since 1981 and has been Chairman of Guaranty's Board of Directors since 1989.
         Mr. Caton is a commercial real estate developer. He owns and controls or manages over 3,500 apartment units throughout Virginia. Mr. Caton is also Chief Executive Officer of Management Services Corporation, a real estate management and development company that currently has over $35 million in construction projects in progress or planned. His other business interests include cable television and farming. A decorated combat veteran of the Vietnam War, Mr. Caton is a Major General, the highest rank attainable, in the United States Army Reserve with over 32 years of service. A lawyer by background, Mr. Caton is also an active member of the Virginia State Bar.

Jason I. Eckford, Jr., 69 was appointed to the Board of Directors on February
         18, 1999.
         Mr. Eckford currently owns his own financial services business in Charlottesville, Virginia. He has over 30 years experience in the banking industry, having served as President at First Virginia Bank - Monticello National and Fidelity American Bank, as well as Vice President at Virginia National Bank and NationsBank - Trust Division. He is a graduate of the University of Virginia's School of Arts and Sciences, as well as its School of Bank Management and the Stonier Graduate School of Banking. He is a member of the Board of Directors of the Charlottesville Symphony Society and the Jefferson Area Board for the Aging. He is a past President of the Charlottesville - Albemarle Chamber of Commerce and has served on the Boards for the Virginia Student Aid Foundation, Farmington Country Club, Camp Holiday Trails, and Blue Ridge Home Builders, as well as numerous other organizations.

Robert P. Englander, 79, has been a director since 1976.
         Mr. Englander is President of the Englander Agency, a life insurance company in Charlottesville, Virginia. Mr. Englander has been an insurance agent since 1949.

Harry N. Lewis, 71, has been a director and has served as the Vice Chairman of Guaranty's Board of Directors since 1976.
         Mr. Lewis has been President of Lewis Insurance Agency, Inc., an insurance sales company in Charlottesville, Virginia, since July 1952. Mr. Lewis is an alumnus of the Colgate Darden Graduate School of Business Administration and is a member of the Board of Directors of the United Way. He is also a member of the Board of Directors of Keller & George and is the past president of the Central Virginia Chapter of the C.P.C.U.

John R. Metz, 61, has been a director since 1980.
         Mr. Metz is a pharmacist at Martha Jefferson Hospital in Charlottesville, Virginia. He is a member of the Board of Directors of the Virginia Pharmaceutical Association Research and Education Foundation and is past President of Hospice of the Piedmont. Mr. Metz is retired from the Virginia Air National Guard and U.S. Air Force with the rank of Brigadier General.

James R. Sipe, Jr., 43, has been a director since 1996.
         Mr. Sipe is an associate broker with Prudential Funkhouser & Associates, a real estate sales company in Harrisonburg, Virginia. He is a graduate of Richmond College and the T.C. Williams School of Law at the University of Richmond. He is active in numerous civic organizations and currently serves as Chairman of the Board of Trustees of Hunter McGuire School.

Oscar W. Smith, Jr., 68, has been a director since 1976.
         Mr. Smith is President of K-B Management Co. in Charlottesville, Virginia. He was formerly Vice President and General Manager of a large petroleum distribution facility for many years. He has served as President of the Albemarle Rotary Club and the University of Virginia Touchdown Club and is a master mason.

John B. Syer, 59 was appointed to the Board of Directors on March 1, 1998.
         Mr. Syer has been the Executive Director of the University of Virginia Alumni Association and UVA Fund since 1994. Mr. Syer was formerly the owner and Chief Executive Officer of S&N Transportation in Norfolk, Virginia, President and Chief Operating Officer of Essex Financial Group, Inc. and its affiliates in Norfolk, Virginia, and Managing Partner of Home Health of Tidewater.

         Meetings of the Board of Directors are held regularly each month, and there is also an organizational meeting following the conclusion of the Annual Meeting of Shareholders. The Board of Directors held 13 meetings in the year ended December 31, 1998. For the year ended December 31, 1998, none of Guaranty's directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which the respective directors served.

         The Board of Directors has a Loan Committee, an Audit Committee, a Compensation Committee and a Building Committee.

         The Loan Committee consists of all directors. The duties of this committee are to review actions of the Management Loan Committee and the Asset Management Committee. It also acts on loans in amounts that exceed the Management Loan Committee's authority.

         The Audit Committee consists of Mr. Metz, as Chairman, and Messrs. Caton, Englander and Syer. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit and to establish, and assure the adherence to, a system of internal controls. It reviews and accepts the reports of Guaranty's independent auditors and federal examiners. The Audit Committee met two times during the year ended December 31, 1998.

         The Compensation Committee, which reviews senior management's performance and compensation, and reviews and sets guidelines for compensation of all employees, consists of Mr. Englander, Chairman, and Messrs. Browne, Lewis, Metz, Smith and Syer. The Compensation Committee met two times during the year ended December 31, 1998.

         The Building Committee, formerly the Planning Committee, reviews proposed improvements to existing facilities and proposed new facilities and consists of Mr. Browne, Chairman, and Messrs. Englander, Sipe and Smith. The Building Committee met one time in the year ended December 31, 1998.

Security Ownership of Management

         The following table sets forth information as of September 1, 1999, regarding the number of shares of Common Stock beneficially owned by all directors and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.
                                    Common Stock
    Name                         Beneficially Owned         Percentage of Class
    ----                         ------------------         -------------------
Thomas P. Baker (1)                    17,463                       1.03%
Henry J. Browne                        34,062                       2.27%
Douglas E. Caton                      299,100                      19.90%
Jason I. Eckford, Jr.                     500                          *
Robert P. Englander                    11,600                          *
Harry N. Lewis                          7,288                          *
John R. Metz                           15,553                       1.03%
James R. Sipe, Jr.                      3,100                          *
Oscar W. Smith, Jr.                    21,653                       1.44%
John B. Syer                            1,000                          *

All present executive
  officers and directors
  as a group (12 Persons)             432,642                     28.02%
____________________
* Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1) Includes beneficial ownership of shares issuable upon the exercise of stock options exercisable within 60 days of September 1, 1999.


Security Ownership of Certain Beneficial Owners

         Douglas E. Caton, 4 Deer Park, Earlysville, Virginia, beneficially owns 299,100 shares of Guaranty common stock, or 19.9% of the shares issued and outstanding.

         Ferguson, Andrews Investment Advisers, Inc., 2560 Ivy Road, Charlottesville, Virginia 22903 beneficially owns 77,500 shares of Guaranty common stock, or 5.2% of the shares issued and outstanding.

Executive Officers Who Are Not Directors

         Donna W. Richards, 36, was appointed Senior Vice President of Real Estate Lending in April 1995. Ms. Richards has been employed by Guaranty since April 1993 and has served in the past as Manager of Loan Originations and a Loan Officer. From December 1991 to April 1993, she was a Senior Loan Processor for Virginia Federal.

         Rex L. Smith, III, 41, has been Senior Vice President - Retail Operations since February 1998 and was Senior Vice President - Commercial from September 1996 to February 1997. Between March 1997 and January 1998, Mr. Smith was a Vice President with Central Fidelity National Bank. From March 1993 until August 1996, he was Vice President/Senior Business Manager of Crestar Financial Corporation.

Executive Compensation

Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ended December 31, 1998, and 1997, the six months ended December 31, 1996, and the fiscal year ended June 30, 1996, the cash compensation paid by Guaranty, as well as certain other compensation paid or accrued for those years, to the named Executive Officer in all capacities in which he served.

                           Summary Compensation Table

                                                                                       Long Term
                                                    Annual Compensation              Compensation
                                                    -------------------              ------------
         Name and                                                         Other Annual             All Other
    Principal Position       Year        Salary ($)      Bonus ($)      Compensation ($)      Compensation ($)(1)
    ------------------       ----        ----------      ---------      ----------------      -------------------
Thomas P. Baker              1998           122,600        3,000               *                      2,930
President and Chief          1997           115,200        3,252               *                      2,869
  Executive Officer          1996 (2)        56,850          -                 *                        568
                             1996 (3)       113,700          -                 *                      1,137

______________________

* All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the officer named in the table.
(1) Amounts reflect Guaranty's matching contribution under its Section 401(k) retirement plan.
(2)  Six months ended December 31, 1996.
(3)  Fiscal year ended June 30, 1996.


Stock Option Grants

         In the year ended December 31, 1998, no stock options were granted to Mr. Baker.

Option Exercises and Holdings

         In the year ended December 31, 1998, no stock options were exercised by Mr. Baker. The following table sets forth the amount and value of stock options held by Mr. Baker as of December 31, 1998.

                          Fiscal Year-End Option Values

                            Number of
                      Securities Underlying           Value of Unexercised
                      Unexercised Options at          In-the-Money Options
                      Fiscal Year End (#)(1)        at Fiscal Year End ($)(2)
                      ----------------------        -------------------------

Name               Exercisable   Unexercisable     Exercisable     Unexercisable
----               -----------   -------------     -----------     -------------

Thomas P. Baker       4,000          6,000            2,250             -0-
___________________
(1)  Each of these options relates to shares of Common Stock.
(2) These values are based on $13.125, the closing price of one share of Common Stock on December 31, 1998.


Directors' Fees

         Directors, excluding directors who are officers of Guaranty, received fees of $550 for each meeting of the Board of Directors attended and $300 for each Compensation, Planning and Audit Committee meeting attended during fiscal 1998. Mr. Caton, who is an ex officio member of all Committees and devotes additional time to Guaranty's affairs as Chairman of the Board of Directors, received a fee of $32,500 in the fiscal year ended December 31, 1998, in lieu of any fees for attending Board of Directors and Committee meetings.

Employment Agreements

         Guaranty and Thomas P. Baker are parties to an employment agreement, entered into in February 1999, that provides for Mr. Baker to serve as President and Chief Executive Officer of Guaranty. The agreement is for a period ending February 23, 2004, and provides for a base salary of $150,000, which the Board of Directors may increase. If Mr. Baker's employment is terminated for reasons other than cause, he will be entitled to receive severance pay equal to his annual base salary in effect at the time.

         If termination of employment due to a change in control had occurred in fiscal 1998, Mr. Baker would have been entitled to severance payments amounting to approximately $122,600. Under the employment agreement entered into in February 1999, if his employment terminates for any reason within 120 days of a change in control, Mr. Baker will be entitled to severance payments approximately equal to 299% of his average cash compensation for the five years that precede the change in control.

Transactions with Management

         Some of the directors and officers of Guaranty are at present, as in the past, customers of Guaranty, and Guaranty has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The largest aggregate outstanding balance of loans to directors, executive officers and their associates as a group in the fiscal year ended December 31, 1998, was approximately $1,124,292. Such balances totaled $1,124,292 at December 31, 1998, or 9.0% of Guaranty's equity capital at that date.

         There are no legal proceedings to which any director, officer, principal shareholder or associate is a party that would be material and adverse to Guaranty.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Guaranty's directors and executive officers, and any persons who own more than 10% of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock. Officers and directors are required by SEC regulation to furnish Guaranty with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports furnished to Guaranty or written representation that no other reports were required, Guaranty believes that, during fiscal year 1998, all filing requirements applicable to its officers and directors were complied with.


                          DESCRIPTION OF CAPITAL STOCK

         Guaranty's authorized capital stock consists of 4,000,000 shares of common stock, par value $1.25 per share and 500,000 shares of preferred stock. Guaranty had 1,501.727 issued and outstanding shares of common stock held by 1,203333 stockholders of record, at June 30, 1999. All outstanding shares of common stock are fully paid and nonassessable. Guaranty's board of directors has not authorized the issuance of any class or series of preferred stock.

Common Stock

         Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided, however, that the payment of dividends to holders of shares of common stock is subject to the preferential dividend rights of any preferred stock that the board of directors authorizes for issuance in the future.

         In the event of any liquidation, dissolution or winding up of Guaranty, the holders of common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of Guaranty available for distribution remaining after (i) payment or provision for payment of Guaranty's debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of Guaranty.

         Holders of common stock are entitled to one vote per share on all matters submitted to stockholders. There are no cumulative voting rights in the election of directors. Guaranty's stockholders do not have preemptive rights to purchase additional shares of any class of Guaranty's capital stock. Holders of common stock have no conversion or redemption rights. The shares of common stock presently outstanding are, and the common stock to be issued in connection with the offering will be when issued, fully paid and nonassessable. Registrar and Transfer Company is the transfer agent and registrar for the common stock.

Preferred Stock

         Guaranty's articles of incorporation authorize the board of directors to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of any shares of that class or series. To date, Guaranty's board of directors has not authorized the issuance of any class or series of preferred stock.

Limitations on Liability of Officers and Directors

         Limitations on Liability. The articles of incorporation of Guaranty provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, they will not be liable to Guaranty or its shareholders for any money damages in excess of one dollar. At this time Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         To the fullest extent permitted by Virginia law, Guaranty's articles of incorporation require it to indemnify any director or officer of Guaranty who is made a party to any proceeding because he was or is a director or officer of Guaranty against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under Guaranty's articles of incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Guaranty. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. Guaranty's articles of incorporation also provide that Guaranty may, but is not obligated to, indemnify its other employees or agents. Guaranty must indemnify any person who is or was serving at the written requests of Guaranty as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Guaranty to pay reasonable expenses incurred by a director or officer of Guaranty in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Guaranty if it is ultimately determined that such person was not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in Guaranty's articles of incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the articles of incorporation authorize Guaranty to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Guaranty, whether or not Guaranty would have the power to provide indemnification to such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Guaranty pursuant to the foregoing provisions, Guaranty has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                           SUPERVISION AND REGULATION

         The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework applicable to Guaranty and Guaranty Bank. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations.

         As a bank holding company, Guaranty is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA") and the examination and reporting requirements of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve Board. The BHCA also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

         As a state-chartered bank, Guaranty Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission's Bureau of Financial Institutions (the "Virginia SCC"). Guaranty Bank is also subject to regulation, supervision and examination by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). State and federal law also govern the activities in which Guaranty Bank may engage, the investments it may make and the aggregate amount of loans that may be granted to one borrower. Various consumer and compliance laws and regulations also affect Guaranty Bank's operations.

         The earnings of Guaranty are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including those referred to above. The following description summarizes some of the state and federal laws to which Guaranty and Guaranty Bank are subject.

         The Virginia SCC and the Federal Reserve Bank of Richmond conduct regular examinations of Guaranty Bank, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, Guaranty Bank must furnish the Virginia SCC and the Federal Reserve with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

         Insurance of Accounts, Assessments and Regulation by the FDIC. The deposits of Guaranty Bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of Guaranty Bank are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the Bank's deposit insurance.

         Capital. The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations they supervise. Under the risk-based capital requirements, Guaranty and the Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit), of 8%. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At June 30, 1999, Guaranty's Tier 1 capital and total capital ratios were 7.72% and 9.42%, respectively.

         In addition, each of the Federal bank regulatory agencies have established minimum leverage capital ratio requirements for banking organizations. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for banks and bank holding companies that meet certain specified criteria. All other banks and bank holding companies will generally be required to maintain a leverage ratio of at least 100 basis points above the stated minimum. Guaranty's Tier 1 leverage ratio at June 30, 1999 was 6.91%.

         The risk-based capital standards of the Federal Reserve Board explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. The Federal Reserve Board also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

         Other Safety and Soundness Regulations. There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of Federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         The Federal banking agencies also have broad powers under current Federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law. As of December 31, 1998, Guaranty and the Bank were classified as well-capitalized.

         State regulatory authorities also have broad enforcement powers over the Bank, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

         Payment of Dividends. Guaranty is a legal entity separate and distinct from Guaranty Bank. Virtually all of the revenues of Guaranty result from dividends paid to Guaranty by Guaranty Bank. Guaranty Bank also is subject to state laws that limit the amount of dividends it can pay. In addition, both Guaranty and the Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board has indicated, as a general rule, that banking organizations should pay dividends only if the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. Guaranty does not expect that any of these laws, regulations or policies will materially impact the ability of Guaranty Bank to pay dividends.

         Community Reinvestment. The requirements of the Community Reinvestment Act ("CRA") are also applicable to Guaranty Bank. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under the CRA. Guaranty Bank's CRA rating is "satisfactory."

         Interstate Banking and Branching. Current Federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, banks headquartered in one state were authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date. States were authorized to enact laws permitting such interstate bank merger transactions prior to June 1, 1997, as well as authorizing a bank to establish "de novo" interstate branches. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law.

         Economic and Monetary Policies. The operations of Guaranty are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                                  UNDERWRITING

         The underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with and us, to sell, as selling agent, on a best efforts basis, up to 800,000 shares of common stock. We have, however, reserved the right to increase the number of shares by not more than 120,000. The underwriter is not obligated to purchase the capital securities if they are not sold to the public.

         The underwriter has informed us that it proposes to sell the common stock as selling agent for us, subject to prior sale, when, as and if issued by us, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at such public offering price, for which each selected dealer will receive a commission of $_____, for each share that it sells. The underwriter reserves the right to reject any order for the purchase of common stock through it in whole or in part.

         The public offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares of common stock. Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering. Closing is expected to occur on or about ________ __, 1999.

         The underwriting agreement provides that we will pay as compensation "underwriter's compensation" an amount directly to the underwriter of $_____ per share (or up to $__________ in the aggregate).

         The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriter may be required to make in respect thereof.

         We have been advised by the underwriter that it may make a market in the common stock. The underwriter, however, is not obligated to make a market in the common stock. It also may discontinue any market making at any time without notice.

         The underwriter provides or has provided investment banking services to us from time to time in the ordinary course of business.


                                  LEGAL MATTERS

         The validity of the shares of our common stock offered and certain other legal matters will be passed upon by the law firm of Williams, Mullen, Clark & Dobbins.


                                     EXPERTS

         The consolidated financial statements included in this prospectus and the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, Year 2000 compliance, and financial and other goals. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or other similar words or terms are intended to identify forward looking statements.

         These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

         o        Continued levels of loan quality and origination volume;

         o        Interest rate fluctuations and other economic conditions;

         o        Competition in product offerings and product pricing;

         o Implementation of Year 2000 technology changes by us and our vendors and suppliers;

         o        Continued relationships with major customers;

         o        Future laws and regulations; and

         o Other factors, including those matters discussed in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

         Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.

                         GUARANTY FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Report of Independent Certified Public Accountants                                             F-2

Consolidated Financial Statements

  Balance Sheets as of December 31, 1998 and 1997 and June 30, 1999 (Unaudited)                F-3

  Statements of Operations for the years ended December 31, 1998 and 1997,  June
    30,  1996,  the six months ended  December 31, 1996,  and for the six months
    ended June 30, 1999 and 1998 (unaudited)                                                   F-4

  Statements of  Comprehensive  Income  (Loss) for the years ended  December 31,
    1998 and 1997,  June 30, 1996,  the six months ended  December 31, 1996, and
    for the six months ended June 30, 1999 and 1998 (unaudited)                                F-6

  Statements of  Stockholders'  Equity for the years ended December 31, 1998 and
    1997, June 30, 1996, the six months ended December 31, 1996, and for the
    six months ended June 30, 1999 (unaudited)                                                 F-7

  Statements of Cash Flows for the years ended December 31, 1998 and 1997,  June
    30, 1996, and the six months ended December 31, 1996, and for the six months
    ended June 30, 1999 and 1998 (unaudited)                                                   F-8

Summary of Accounting Policies                                                                F-11

Notes to Consolidated Financial Statements                                                    F-17


Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders
Guaranty Financial Corporation
Charlottesville, Virginia

We have audited the consolidated balance sheets of Guaranty Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for the years ended December 31, 1998 and 1997, the six months ended December 31, 1996, and for the year ended June 30, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, the six months ended December 31, 1996, and the year ended June 30, 1996 in conformity with generally accepted accounting principles.

As explained in the Summary of Accounting Policies, Guaranty Financial Corporation adopted Statement of Financial Accounting Standards No. 122 and Statement of Financial Accounting Standards No. 109 in the year ended June 30, 1996.



                                              BDO Seidman, LLP
Richmond, Virginia
January 29, 1999

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                           December 31,
                                                                          June 30,                         ------------
                                                                            1999                     1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (Unaudited)
   Assets

Cash and cash equivalents (including interest bearing
  deposits of approximately $6,743,000 and $1,561,000)                 $ 13,942,987             $ 10,526,732         $  5,916,504
Investment securities (Note 1)
  Held-to-maturity                                                        1,669,291                2,343,827            2,845,560
  Available for sale                                                     30,180,903               26,909,320           11,602,908
  Trading                                                                 2,949,300                1,000,000            1,032,188
Investment in Federal Home Loan Bank stock, at
  cost (Note 8)                                                           1,500,000                1,300,000              860,100
Loans receivable, net (Notes 2 and 11)                                  185,834,517              162,369,285           99,674,549
Accrued interest receivable                                               1,733,250                1,650,876              844,212
Real estate owned                                                         1,020,935                  488,273               64,985
Office properties and equipment, net (Note 3)                             8,375,799                7,049,982            5,999,778
Mortgage servicing rights (Note 2)                                        2,902,121                1,978,000              904,383
Other assets (Note 10)                                                    1,804,964                1,403,511              963,310
------------------------------------------------------------------------------------------------------------------------------------









                                                                       $251,914,067             $217,019,806         $130,708,477
====================================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                     Consolidated Balance Sheets

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            December 31,
                                                                               June 30,                     ------------
                                                                                 1999                 1998                 1997
------------------------------------------------------------------------------------------------------------------------------------

                                                                             (Unaudited)
   Liabilities and Stockholders' Equity

Liabilities
  Deposits (Note 4)                                                          $193,982,911          $172,805,284         $112,947,012
  Bonds payable (Notes 1 and 6)                                                 1,208,827             1,785,754            2,360,083
  Advances from Federal Home Loan Bank (Note 8)                                30,000,000            21,000,000                    -
  Securities sold under agreement to repurchase (Notes 1 and 7)                 2,937,140             1,008,750            2,989,000
  Other borrowings (Note 9)                                                     4,188,000                     -                    -
  Accrued interest payable                                                        125,013               124,826               58,404
  Income taxes payable (Note 10)                                                   33,756               242,649              181,100
  Prepayments by borrowers for taxes and insurance                                638,346               128,133               80,824
  Other liabilities                                                               707,343               470,139              231,900
------------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                             233,821,336           197,565,535          118,848,323
------------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Notes 12, 13, 15 and 17)
------------------------------------------------------------------------------------------------------------------------------------

Convertible Preferred Securities (Note 13)                                      6,900,000             6,900,000                    -
------------------------------------------------------------------------------------------------------------------------------------

Stockholders'  Equity (Notes 14 and 15)
  Preferred stock, par value $1 per share, 500,000 shares
    authorized, none issued                                                             -                     -                    -
  Common stock, par value $1.25 per share, 4,000,000 shares
    authorized, 1,501,727 and 1,501,383 (1997) shares
    issued and outstanding                                                      1,877,159             1,877,159            1,876,729
  Additional paid-in capital                                                    5,724,524             5,724,524            5,724,954
  Accumulated other comprehensive income (loss)                                (1,617,008)               89,625               50,971
  Retained earnings - substantially restricted                                  5,208,056             4,862,963            4,207,500
------------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                     11,192,731            12,554,271           11,860,154
------------------------------------------------------------------------------------------------------------------------------------

                                                                             $251,914,067          $217,019,806         $130,708,477
====================================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                           Consolidated Statements of Operations


                                            Six Months Ended                    Year Ended           Six Months Ended     Year Ended
                                                 June 30,                       December 31,           December 31,        June 30,
                                           --------------------            --------------------        ------------        --------
                                           1999            1998            1998            1997            1996              1996
------------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)
Interest income
  Loans                                 $7,256,571      $4,570,562      $11,230,838     $7,584,732       $3,454,559      $6,441,903
  Mortgage-backed securities                74,185         111,637          207,406      1,045,831          564,079         652,639
  Investment securities                  1,254,864         686,049        1,622,022        889,245          257,744         522,076
------------------------------------------------------------------------------------------------------------------------------------

Total interest income                    8,585,620       5,368,248       13,060,266      9,519,808        4,276,382       7,616,618
------------------------------------------------------------------------------------------------------------------------------------

Interest expense
  Deposits                               4,079,504       2,895,850        6,184,500      4,922,258        1,960,029       3,132,660
  Borrowings                             1,095,829         361,418        1,224,475      1,116,152          979,936       2,059,402
------------------------------------------------------------------------------------------------------------------------------------

Total interest expense                   5,175,333       3,257,268        7,408,975      6,038,410        2,939,965       5,192,062
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                      3,410,287       2,110,980        5,651,291      3,481,398        1,336,417       2,424,556

Provision for loan losses
  (Note 2)                                 165,000          95,137          184,200        122,320           91,850          56,665
------------------------------------------------------------------------------------------------------------------------------------

Net interest income after
  provision for loan losses              3,245,287       2,015,843        5,467,091      3,359,078        1,244,567       2,367,891
------------------------------------------------------------------------------------------------------------------------------------

Other income
  Loan fees and servicing income           287,546         312,513          231,878        456,515          266,505         610,020
  Net gain on sale of loans
    and securities                         229,814         500,849        1,062,670      1,067,348           72,547         242,866
  Service charges on checking              251,656         162,797          424,415        166,072           52,058          90,156
  Other                                    182,480          98,732          247,240        177,837           70,977         164,090
------------------------------------------------------------------------------------------------------------------------------------

Total other income                         951,496       1,074,891        1,966,203      1,867,772          462,087       1,107,132
------------------------------------------------------------------------------------------------------------------------------------


                                                                    continued...

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                           Consolidated Statements of Operations
                                                                     (continued)

                                            Six Months Ended                    Year Ended           Six Months Ended     Year Ended
                                                 June 30,                       December 31,           December 31,        June 30,
                                           --------------------            --------------------        ------------        --------
                                           1999            1998            1998            1997            1996              1996
------------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)

Other expenses
  Personnel                             $1,831,199      $1,071,357      $3,089,212      $2,010,794       $  748,083      $1,013,674
  Occupancy (Note 12)                      449,422         373,908         783,473         523,502          131,593         302,139
  Data processing (Note 12)                307,449         226,551         585,282         422,851          165,548         257,038
  BIF/SAIF premium disparity
    assessment                                   -               -               -               -          346,851               -
  Deposit insurance premiums                 9,251          11,363          23,182          87,298          100,908         190,263
  Other                                    804,453         716,785       1,311,666         798,650          223,553         724,321
------------------------------------------------------------------------------------------------------------------------------------

Total other expenses                     3,401,774       2,399,964       5,792,815       3,843,095        1,716,536       2,487,435
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income
  taxes                                    795,009         690,770       1,640,479       1,383,755           (9,882)        987,588

Provision for income taxes
  (Note 10)                                269,710         261,300         624,200         486,040           (3,500)        344,338
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                       $  525,299      $  429,470      $1,016,279      $  897,715       $   (6,382)     $  643,250
====================================================================================================================================


Basic and Diluted Earnings
  (Loss) Per Share                      $      .35      $      .29      $      .68      $      .61       $     (.01)     $      .70
====================================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                          Consolidated Statements of Comprehensive Income (Loss)

                                            Six Months Ended                    Year Ended           Six Months Ended     Year Ended
                                                 June 30,                       December 31,           December 31,        June 30,
                                           --------------------            --------------------        ------------        --------
                                           1999            1998            1998            1997            1996              1996
------------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)

Net income (loss)                       $   525,299        $429,470     $1,016,279      $897,715        $  (6,382)         $643,250
------------------------------------------------------------------------------------------------------------------------------------

  Other comprehensive income:
    Unrealized gains on securities:
      Unrealized holding gains
        (losses) arising during
        period                           (2,473,366)        (66,919)       (19,865)       82,211                -          (450,293)
      Less: reclassification
        adjustment for gains
        (losses) included in
        net income                          112,442          62,226        (82,211)            -         (450,293)                -
------------------------------------------------------------------------------------------------------------------------------------

  Other comprehensive income
    (loss), before tax                   (2,585,808)       (129,145)        62,346        82,211          450,293          (450,293)

    Income tax (expense) benefit
      related to items of other
      comprehensive income                  879,175          49,075        (23,692)      (31,240)        (171,111)          171,111
------------------------------------------------------------------------------------------------------------------------------------

  Other comprehensive income (loss)
    net of tax                           (1,706,633)        (80,070)        38,654        50,971          279,182          (279,182)
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)             $(1,181,334)       $349,400     $1,054,933      $948,686         $272,800          $364,068
====================================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Accumulated
                                                               Additional            Other                              Total
                                                Common           Paid-in         Comprehensive        Retained       Stockholders'
                                                 Stock           Capital         Income (Loss)        Earnings          Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996                         $1,148,960        $1,981,745      $  (279,182)        $3,497,626      $ 6,349,149
Cash dividend                                           -                 -                -            (46,200)         (46,200)
Accumulated other comprehensive
  income                                                -                 -          279,182                  -          279,182
Stock options exercised (Note 14)                  12,500            32,000                -                  -           44,500
Repurchase of common stock                         (6,450)          (38,050)               -                  -          (44,500)
Net loss                                                -                 -                -             (6,382)          (6,382)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                      1,155,010         1,975,695                -          3,445,044        6,575,749
Issuance of common stock (Note 13)                718,750         3,752,228                -                  -        4,470,978
Cash dividend                                           -                 -                -           (135,259)        (135,259)
Accumulated other comprehensive
  income                                                -                 -           50,971                  -           50,971
Stock options exercised (Note 14)                   5,000            14,520                -                  -           19,520
Repurchase of common stock                         (2,031)          (17,489)               -                  -          (19,520)
Net income                                              -                 -                -            897,715          897,715
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                      1,876,729         5,724,954           50,971          4,207,500       11,860,154
Cash dividend                                           -                 -                -           (360,816)        (360,816)
Accumulated other comprehensive
  income                                                -                 -           38,654                  -           38,654
Stock options exercised (Note 14)                   2,500            21,500                -                  -           24,000
Repurchase of common stock                         (2,070)          (21,930)               -                  -          (24,000)
Net income                                              -                 -                -          1,016,279        1,016,279
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                      1,877,159         5,724,524           89,625          4,862,963       12,554,271
Cash dividend                                           -                 -                -           (180,206)        (180,206)
Accumulated other comprehensive
  income (loss)                                         -                 -       (1,706,633)                 -       (1,706,633)
Net income                                              -                 -                -            525,299          525,299
------------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1999
  (Unaudited)                                  $1,877,159        $5,724,524      $(1,617,008)        $5,208,056      $11,192,731
====================================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows

-----------------------------------------------------------------------------------------------------------------------------------

                                            Six Months Ended                   Year Ended           Six Months Ended     Year Ended
                                                 June 30,                      December 31,           December 31,        June 30,
                                           --------------------           --------------------        ------------        --------
                                           1999            1998           1998            1997            1996              1996
-----------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)

Operating activities
  Net income (loss)                     $   525,299     $   429,470    $  1,016,279   $    897,715   $     (6,382)    $     643,250
  Adjustments to reconcile net
    income (loss) to net cash
    provided (absorbed) by
    operating activities
      Provision for loan losses             165,000          95,137         184,200        122,320         91,850            56,665
      Depreciation and
        amortization                        328,074         200,747         487,073        354,005         76,160            95,511
      Amortization of deferred
        loan fees                           134,180         (88,270)       (529,287)       (89,564)       (63,841)         (136,086)
      Net amortization of
        premiums and accretion
        of discounts                        165,208         114,844         194,913         64,154         84,606           199,060
      Gain on sale of loans                (350,415)       (513,861)     (1,328,575)      (518,736)      (216,537)         (204,901)
      Originations of loans
        held for sale                   (25,687,335)    (29,570,071)    (58,985,227)   (24,280,323)   (11,773,561)       (7,203,819)
      Proceeds from sale of loans        26,037,750      30,083,932      60,313,802     24,799,059     11,822,300         7,160,241
      (Gain) loss on sale of
        mortgage-backed
        securities                          (63,125)        (15,000)        201,715       (236,761)      (111,039)                -
      Purchase of mortgage
        backed securities               (36,264,151)     (7,950,625)    (35,874,372)   (24,754,127)   (23,980,081)                -
      Proceeds from sale of
        mortgage-backed
        securities                       36,371,405       7,965,625      35,672,657     24,990,888     17,844,790                 -
      Gain on sale of securities
        available for sale                  (88,959)       (113,100)       (579,797)      (147,433)             -          (101,685)
      (Gain) loss on disposal
        of office properties
        and equipment                         5,657           6,316           6,316              -              -            (1,341)
      (Gain) loss on sale of
        trading account
        securities                          272,685         141,113         301,869         (5,520)       255,030            63,720
      Purchases of trading
        account securities              (22,207,210)    (34,572,324)   (106,204,637)   (73,838,893)   (36,330,973)     (107,346,227)
      Sales of trading
        account securities               19,941,096      33,472,774     105,934,956     89,548,520     35,305,544       107,282,507


                                                                    continued...

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                     (continued)

-----------------------------------------------------------------------------------------------------------------------------------

                                            Six Months Ended                   Year Ended           Six Months Ended     Year Ended
                                                 June 30,                      December 31,           December 31,        June 30,
                                           --------------------           --------------------        ------------        --------
                                           1999            1998           1998            1997            1996              1996
-----------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)

Operating activities (cont'd)
      Changes in
        Accrued interest
          receivable                    $   (82,374)    $   (549,883)  $  (806,664)   $   (173,001)  $   40,631        $  (127,600)
        Other assets                       (847,380)         160,189    (1,014,818)       (115,936)     (24,917)          (442,298)
        Accrued interest payable                187           74,133        66,422         (15,698)     (38,308)            13,018
        Income taxes                       (208,893)         298,650        61,549         214,100       (3,000)                 -
        Prepayments by borrowers
          for taxes and insurance           510,213          (71,543)       47,309         (25,077)     (39,829)          (160,616)
        Other liabilities                   237,204          607,458       238,239        (777,389)  (1,141,898)           689,882
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed)
  by operating activities                (1,105,884)         205,711      (596,078)     16,012,303   (8,209,455)           479,281
-----------------------------------------------------------------------------------------------------------------------------------

Investing activities
  Net (increase) decrease
    in loans                            (24,297,074)     (23,683,802)  (62,772,937)    (18,451,153)   2,880,494         (8,486,970)
  Repayments on held to
    maturity securities                     672,117          416,733       555,607         309,815      776,007            998,457
  Purchase of held to
    maturity securities                           -                -      (150,000)              -            -                  -
  Purchase of securities
    available for sale                   (9,236,724)     (24,543,136)  (69,486,875)    (33,334,183)           -        (28,399,062)
  Proceeds from sales of
    securities available
    for sale                              4,289,342       19,702,509    54,798,914      21,929,679            -         18,507,960
  Sale of FHLB stock                              -                -             -         500,100            -                  -
  Purchase of FHLB stock                   (200,000)               -      (439,900)              -            -                  -
  Purchase of servicing rights             (514,945)               -      (499,000)              -            -                  -
  Proceeds from sale of office
    properties and equipment                      -                -             -               -            -              4,522
  Purchases of office
    properties and equipment             (1,622,797)        (626,638)   (1,543,593)     (1,407,630)  (1,515,180)        (3,186,982)
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed)
  by investing activities               (30,910,081)     (28,734,334)  (79,537,784)    (30,453,372)   2,141,321        (20,562,075)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    continued...

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                           Consolidated Statements of Cash Flows
                                                                     (continued)

-----------------------------------------------------------------------------------------------------------------------------------

                                            Six Months Ended                   Year Ended           Six Months Ended     Year Ended
                                                 June 30,                      December 31,           December 31,        June 30,
                                           --------------------           --------------------        ------------        --------
                                           1999            1998           1998            1997            1996              1996
-----------------------------------------------------------------------------------------------------------------------------------

                                        (Unaudited)     (Unaudited)

Financing activities
  Net increase in deposits              $21,177,627     $15,120,904    $59,858,272    $ 31,545,941   $ 6,713,625      $ 22,226,807
  Repayment of Federal Home
    Loan Bank advances                            -               -    (39,000,000)    (21,000,000)  (10,000,000)      (31,510,000)
  Proceeds from Federal Home
    Loan Bank advances                    9,000,000      10,000,000     60,000,000       3,500,000    10,000,000        23,960,000
  Payments on bonds
    payable, including
    unapplied payments                     (681,591)       (285,379)      (673,116)       (408,402)     (531,459)         (988,607)
  Increase (decrease) in
    securities sold under
    agreements to repurchase              1,928,390        (999,000)    (1,980,250)     (3,692,000)      577,000         6,104,000
  Proceeds from other
    borrowings                            4,188,000               -              -               -             -                 -
  Proceeds from issuance of
    convertible preferred
    securities                                    -       6,900,000      6,900,000               -             -                 -
  Proceeds from issuance of
    common stock                                  -               -              -       4,470,978             -            15,300
  Dividends paid                           (180,206)        (89,660)      (360,816)       (135,259)      (46,200)          (45,958)
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided
  by financing activities                35,432,220      30,646,865     84,744,090      14,281,258     6,712,966        19,761,542
-----------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash
  and cash equivalents                    3,416,255       2,118,242      4,610,228        (159,811)      644,832          (321,252)

Cash and cash equivalents,
  beginning of period                    10,526,732       5,916,504      5,916,504       6,076,315     5,431,483         5,752,735
-----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents,
  end of period                         $13,942,987     $ 8,034,746    $10,526,732    $  5,916,504    $6,076,315       $ 5,431,483
===================================================================================================================================

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Nature of Business and Regulatory Environment

Guaranty Financial Corporation (the "Parent Company") is a bank holding company whose principal asset is its wholly-owned subsidiary, Guaranty Bank (the "Bank"). The Bank provides a full range of banking services to individual and corporate customers. In these financial statements, the consolidated group is referred to collectively as the "Corporation".

At June 30, 1997, the Bank was converted from a federal savings association to a Virginia chartered Federal Reserve member bank. As a result, the Corporation changed their year end from June 30, to December 31.

The Federal Deposit Insurance Corporation ("FDIC") is the federal deposit insurance administrator for both banks and savings associations. The FDIC has specific authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by financial institutions that pose a serious threat to the Bank Insurance Fund ("BIF").

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on Savings Association Insurance Fund ("SAIF") members to capitalize the SAIF to a designated reserve level. Prior to the Bank's conversion to a state chartered bank, it was a member of SAIF and therefore, subject to the SAIF special assessment. Based on the Bank's deposits as of March 31, 1995, the date for measuring the special assessment, the Bank was assessed approximately $347,000 during the six months ended December 31, 1996.

Principles of Consolidation

The consolidated financial statements include the accounts of Guaranty Financial Corporation, its wholly-owned subsidiaries, Guaranty Capital Trust I and Guaranty Bank, and the Bank's wholly-owned subsidiaries, GMSC, Inc. and Guaranty Investment Corp. All material intercompany accounts and transactions have been eliminated in the consolidation.

Reorganization

On December 29, 1995, the Bank and the Parent Company consummated the reorganization of the Bank into a unitary-thrift holding company structure whereby the Bank became the wholly-owned subsidiary of the Parent Company. Each outstanding share of the common stock of the Bank became one share of the common stock of the Parent Company. This transaction was accounted for as a pooling of interests.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Investment Securities

Investments in securities are classified as either held-to-maturity, trading, or available for sale, according to management's intent and ability.

Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment in Federal Home Loan Bank stock is stated at cost.

Investments in debt and equity securities classified as available-for-sale are stated at market value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effect, until realized.

Investments in debt and equity securities classified as trading are stated at market value. Unrealized holding gains and losses for trading securities are included in the statement of operations.

Gains and losses on the sale of securities are determined using the specific identification method.

Options

Premiums received for writing put and call options are recorded as a liability and are taken into income if the option is closed prior to maturity or expires. Upon exercise of the option, the premium is treated as an adjustment to the basis of the underlying security.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

The Corporation had approximately $0, $1,080,000 and $9,200,000 of loans held for sale at June 30, 1999, December 31, 1998 and 1997, respectively. The estimated market value of these loans exceeded their carrying cost.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loans receivable consists primarily of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property, construction and land located primarily in the state of Virginia. Interest income on mortgage loans is recorded when earned and is recognized based on the level yield method. The Corporation provides an allowance for accrued interest deemed to be uncollectible, which is netted against accrued interest receivable in the consolidated balance sheets.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Loans Receivable (continued)

The Corporation defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized net fees on loans fully repaid or sold are recognized as income in the year of repayment or sale.

Sale of Loans and Participation in Loans

The Corporation is able to generate funds by selling loans and participations in loans to the Federal Home Loan Mortgage Corporation ("FHLMC") and to other insured investors. Under participation servicing agreements, the Corporation continues to service the loans and the participant is paid its share of principal and interest collections.

The Corporation adopted Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights an Amendment of FASB Statement No. 65" on July 1, 1995. SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. At June 30, 1999 and December 31, 1998, an impairment of approximately $126,000 and $342,000, respectively, was recognized on those rights.

Allowance for Possible Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management's assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Loans are charged-off partially or wholly at the time management determines collectibility is not probable. Management's assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Corporation's regulators.

Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the value of the underlying collateral and the financial strength of the borrower. Loans may be reinstated to accrual status when all payments are brought current and, in the opinion of management, collection of the remaining balance can be reasonably expected. Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Allowance for Possible Loan Losses (continued)

A loan is considered to be impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral- dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate.

For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value, less selling costs, or the balance of the loan on the property at date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less selling costs.

Securities Sold Under Agreements to Repurchase

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed- coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of condition. The dollar amount of securities underlying the agreements remain in the asset accounts.

Office Properties and Equipment

Office properties and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets or the terms of the related leases, if shorter, for leasehold improvements. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Income Taxes (continued)

For tax years beginning prior to January 1, 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts using the "percentage of taxable income" method. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $295,000 at December 31, 1998.

Section 1616 of the Small Business Job Protection Act of 1996 (the "Act") repealed the percentage of taxable income method of computing bad debt reserve, and requires the recapture into taxable income of "excess reserves", on a ratable basis over the next six years. Excess reserves are defined, in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. The recapture of the reserves is deferred if the Corporation meets the "residential loan requirement" exception, during either or both of the first two years beginning after December 31, 1995. The residential loan requirement is met, in general, if the principal amount of residential loans made by the Corporation during the year is not less than the Corporation's "base amount". The base amount is defined as the average of the principal amounts of residential loans made during the six most recent tax years beginning before January 1, 1996.

As a result of the Act, the Corporation must recapture into taxable income approximately $354,000 ratably over the next six years, beginning December 31, 1998, since the Corporation met the residential loan requirement exemption for the period ended December 31, 1997.

Basic and Diluted Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. The weighted average number of shares of common stock outstanding were 1,501,604 and 1,466,843 for the years ended December 31, 1998 and 1997, respectively, 920,681 for the six month period ended December 31, 1996; 917,668 for the year ended June 30, 1996, and 1,501,727 and 1,501,481 for the six months ended June 30, 1999 and 1998, respectively.

Statements of Cash Flows

Cash and cash equivalents include Federal funds sold with original maturities of three months or less. Interest paid was approximately $7,343,000 and $6,060,000 for the years ended December 31, 1998 and 1997, respectively, $2,978,000 for the six month period ended December 31, 1996, $5,179,000 for the year ended June 30, 1996, and $5,176,000 and $3,331,000 for the six month period ended June 30, 1999 and 1998, respectively. Cash paid for income taxes was approximately $656,000 and $350,000 for the years ended December 31, 1998 and 1997, respectively, $277,000 for the six month period ended December 31, 1996, $180,000 for the year ended June 30, 1996, and $360,000 for the six month periods ended June 30, 1999 and 1998. There was no real estate acquired in settlement of loans for the six month period ended December 31, 1996, and approximately $488,000, $64,000 and $33,000 for the years ended December 31, 1998 and 1997, and June 30, 1996, and $1,021,000 and $0 for the six month period ended June 30, 1999 and 1998, respectively.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                                  Summary of Accounting Policies
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

Reclassifications

Certain reclassifications have been made in the prior period consolidated financial statements and notes to conform to the December 31, 1998 presentation.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain requirements are met, a derivative may be specifically designated as a hedge and an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and requires application prospectively.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------


1.   Investment Securities

A summary of the carrying value and estimated market value of investment securities is as follows:

June 30, 1999
--------------------------------------------------------------------------------------------------------------------

                                                                        Gross              Gross           Estimated
                                                    Amortized        Unrealized         Unrealized          Market
                                                      Cost              Gains             Losses             Value
--------------------------------------------------------------------------------------------------------------------
Held to Maturity

  Mortgage-backed securities                       $ 1,419,291         $54,472          $        -        $ 1,473,763
  Other                                                250,000               -                   -            250,000
---------------------------------------------------------------------------------------------------------------------

                                                     1,669,291          54,472                   -          1,723,763
---------------------------------------------------------------------------------------------------------------------

Available for sale

  Corporate bonds                                   32,329,478               -           2,472,349         29,857,129
  Other                                                301,437          22,337                   -            323,774
---------------------------------------------------------------------------------------------------------------------

                                                    32,630,915          22,337           2,472,349         30,180,903
---------------------------------------------------------------------------------------------------------------------

                                                   $34,300,206         $76,809          $2,472,349        $31,904,666
=====================================================================================================================

Subsequent to June 30, 1999, the Bank sold approximately $13 million of available for sale securities resulting in realized losses, net of tax, of approximately $971,000.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------


1.   Investment Securities (continued)

December 31, 1998
--------------------------------------------------------------------------------------------------------------------

                                                                        Gross              Gross          Estimated
                                                    Amortized        Unrealized         Unrealized         Market
                                                      Cost              Gains             Losses            Value
--------------------------------------------------------------------------------------------------------------------
Held to Maturity

  Mortgage-backed securities                       $ 2,093,827         $ 93,173         $        -       $ 2,187,000
  Other                                                250,000                -                  -           250,000
--------------------------------------------------------------------------------------------------------------------

                                                     2,343,827           93,173                  -         2,437,000
--------------------------------------------------------------------------------------------------------------------

Available for sale

  Corporate bonds                                   26,463,324          279,136            161,491        26,580,969
  Other                                                301,438           26,913                  -           328,351
--------------------------------------------------------------------------------------------------------------------

                                                    26,764,762          306,049            161,491        26,909,320
--------------------------------------------------------------------------------------------------------------------

                                                   $29,108,589         $399,222           $161,491       $29,346,320
====================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

1.   Investment Securities (continued)

December 31, 1997
---------------------------------------------------------------------------------------------------------------------

                                                                        Gross              Gross          Estimated
                                                    Amortized        Unrealized         Unrealized         Market
                                                      Cost              Gains             Losses            Value
---------------------------------------------------------------------------------------------------------------------
Held to Maturity

  Mortgage-backed securities                        $ 2,745,560        $13,440           $      -        $ 2,759,000
  Other                                                 100,000              -                  -            100,000
---------------------------------------------------------------------------------------------------------------------

                                                      2,845,560         13,440                  -          2,859,000
---------------------------------------------------------------------------------------------------------------------

Available for sale

  Bonds                                              11,415,793         66,590               8,444        11,473,939
  US Government obligations                             128,836            133                   -           128,969
---------------------------------------------------------------------------------------------------------------------

                                                     11,544,629         66,723               8,444        11,602,908
---------------------------------------------------------------------------------------------------------------------

                                                    $14,390,189        $80,163              $8,444       $14,461,908
=====================================================================================================================

The amortized cost and estimated market value of available for sale and held to maturity securities at June 30, 1999 by maturity is as follows:

                                                                                                           Estimated
                                                                                        Amortized            Market
                                                                                          Cost               Value
---------------------------------------------------------------------------------------------------------------------
Held to Maturity
 Mortgage-backed securities                                                            $ 1,419,291       $ 1,473,763
 Other                                                                                     250,000           250,000
---------------------------------------------------------------------------------------------------------------------

                                                                                         1,669,291         1,723,763
---------------------------------------------------------------------------------------------------------------------

Available for Sale
 Due in one through five years                                                           2,526,271         2,442,505
 Due after five years                                                                   30,104,644        27,738,398
---------------------------------------------------------------------------------------------------------------------

                                                                                        32,630,915        30,180,903
---------------------------------------------------------------------------------------------------------------------

                                                                                       $34,300,206       $31,904,666
=====================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

1.     Investment Securities (continued)

The Corporation had gross gains from the sale of available for sale securities of approximately $579,800, $147,400 and $101,700 during the years ended December 31, 1998 and 1997, and June 30, 1996, respectively. The Corporation had gross gains from the sale of available for sale securities of approximately $89,000 and $113,000 during the six months ended June 30, 1999 and 1998, respectively. The Corporation had no sales of available for sale securities during the period ended December 31, 1996.

Gross gains from the sale of trading securities of approximately $162,000 and $134,000 and gross losses of approximately $464,000 and $128,000 were realized during the year ended December 31, 1998 and 1997, respectively. Gross gains of approximately $9,900 and gross losses of approximately $265,000 were realized on those sales for the six months ended December 31, 1996. Gross gains of approximately $209,000 and gross losses of approximately $272,700 were realized on those sales during the year ended June 30, 1996. Gross gains of approximately $43,000 and gross losses of approximately $316,000 was realized on those sales during the six months ended June 30, 1999. Gross gains of approximately $34,000 and gross losses of approximately $160,000 was realized on those sales during the six months ended June 30, 1998.

Gross gains from the sale of mortgage-backed securities of approximately $0 and $237,000 were realized for the years ended December 31, 1998 and 1997, respectively, and $111,000, were realized on those sales for the six months ended December 31, 1996. Gross losses on the sales of mortgage-backed securities were $202,000 and $0 for the years ended December 31, 1998 and 1997 and $0 for the six months ended December 31, 1996. The Corporation had no sales of mortgage backed securities during the year ended June 30, 1996. Gross gains and gross losses of approximately $144,000 and $81,000 were realized on those sales for the six months ended June 30, 1999 and gross gains of approximately $15,000 were realized on those sales for the six months ended June 30, 1998.

Mortgage backed securities of approximately $1,419,000, $2,094,000 and $2,838,000 at June 30, 1999, December 31, 1998 and 1997, respectively, were pledged for bonds payable (Note 6). At June 30, 1999 and December 31, 1998 and 1997 investment securities with a market value of approximately $2,937,000, $1,008,000 and $3,141,000, respectively, were pledged as collateral under repurchase agreements (Note 7).

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

2.     Loans Receivable

Loans receivable are summarized as follows:

                                                                                            December 31,
                                                         June 30,                           ------------
                                                           1999                     1998                    1997
--------------------------------------------------------------------------------------------------------------------
Residential real estate                                $ 69,483,765             $ 66,369,418            $ 66,035,224
Commercial real estate                                   56,042,401               36,985,202              16,641,057
Construction and land                                    59,550,842               60,088,110              18,263,062
Consumer                                                 12,566,390                9,629,551               6,705,023
--------------------------------------------------------------------------------------------------------------------

                                                        197,643,398              173,072,281             107,644,366
--------------------------------------------------------------------------------------------------------------------

Less
  Undisbursed loan funds                                 10,699,160                9,587,873               6,752,222
  Deferred loan fees                                         47,103                  112,809                 282,618
  Allowance for loan losses                               1,062,618                1,002,314                 934,977
--------------------------------------------------------------------------------------------------------------------

                                                         11,808,881               10,702,996               7,969,817
--------------------------------------------------------------------------------------------------------------------

                                                       $185,834,517             $162,369,285            $ 99,674,549
====================================================================================================================

The allowance for loan losses is summarized as follows:

               Balance at June 30, 1995                          $  747,486
               Provision charged to expense                          56,665
               Net charge-offs                                      (16,005)
               ------------------------------------------------------------

               Balance at June 30, 1996                             788,146
               Provision charged to expense                          91,850
               Net charge-offs                                      (10,145)
               ------------------------------------------------------------

               Balance at December 31, 1996                         869,851
               Provision charged to expense                         122,320
               Net charge-offs                                      (57,194)
               ------------------------------------------------------------

               Balance at December 31, 1997                         934,977
               Provision charged to expense                         184,200
               Net charge-offs                                     (116,863)
               ------------------------------------------------------------

               Balance at December 31, 1998                       1,002,314
               Provision charged to expense                         165,000
               Net charge-offs                                     (104,696)
               ------------------------------------------------------------

               Balance at June 30, 1999                          $1,062,618
               ============================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

2.    Loans Receivable (continued)

The Corporation serviced loans for others aggregating approximately $173,147,000 and $123,834,000 at December 31, 1998 and 1997, respectively, and $222,387,000 at June 30, 1999. Mortgage servicing rights were approximately $1,978,000 and $904,000 at December 31, 1998 and 1997, respectively, and $2,902,000 at June 30, 1999. Mortgage servicing rights of approximately $1,584,000 and $507,000 were capitalized during the periods ended December 31, 1998 and 1997 and $961,000 at June 30, 1999.

Gross gains and gross losses on the sale of loans totaling approximately $1,374,000 and $46,000, and $520,000 and $1,000 were realized during the years ended December 31, 1998 and 1997, respectively, $283,000 and $67,000 during the six months ended December 31, 1996, $205,000 and $0, for the year ended June 30, 1996, and $352,000 and $2,000 and $524,000 and $10,000 for the six months ended
June 30, 1999 and 1998, respectively.

At June 30, 1999, December 31, 1998 and 1997, the Corporation had no loans that were considered as impaired.

3.    Office Properties and Equipment

Office properties and equipment are summarized as follows:

                                                                                    December 31,
                                                         June 30,                   ------------
                                                           1999               1998               1997
--------------------------------------------------------------------------------------------------------
Land                                                     $2,960,027        $2,127,055         $1,910,922
Building and leasehold improvements                       3,975,958         3,691,488          3,084,362
Furniture and fixtures                                    1,140,248         1,052,840            823,234
Equipment                                                 1,766,768         1,479,974          1,147,688
Automobiles                                                 129,743            59,598             55,362
--------------------------------------------------------------------------------------------------------

                                                          9,972,744         8,410,955          7,021,568
Less accumulated depreciation
  and amortization                                        1,596,945         1,360,973          1,021,790
--------------------------------------------------------------------------------------------------------

Net office properties and equipment                      $8,375,799        $7,049,982         $5,999,778
========================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

4.     Deposits

Deposits are summarized as follows:

June 30, 1999                                                                       Amount            Percent
--------------------------------------------------------------------------------------------------------------
Passbook, statement savings and interest checking accounts
  Non-interest bearing                                                           $ 17,974,829           9.3%
  1.00 to 2.00%                                                                    17,036,004           8.8
  2.01 to 3.00%                                                                    10,997,371           5.7
  3.01 to 4.00%                                                                     6,203,015           3.2
  4.01 to 5.00%                                                                             -             -
  5.01 to 6.00%                                                                    16,781,217           8.6
--------------------------------------------------------------------------------------------------------------

                                                                                   68,992,436          35.6
--------------------------------------------------------------------------------------------------------------

Certificates:
  0 to 5.00%                                                                       39,772,675          20.5
  5.01 to 6.00%                                                                    85,217,800          43.9
--------------------------------------------------------------------------------------------------------------

                                                                                  124,990,475          64.4
--------------------------------------------------------------------------------------------------------------

                                                                                 $193,982,911         100.0%
==============================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

4.     Deposits (continued)

December 31,                                                      1998                               1997
-------------------------------------------------------------------------------------------------------------------
                                                        Amount          Percent             Amount          Percent
-------------------------------------------------------------------------------------------------------------------
Passbook, statement savings and
  interest checking accounts
    Non-interest bearing                              $ 8,408,737         4.9%            $2,771,114          2.5%
    1.00 to 2.00%                                       9,304,150         5.4              8,318,148          7.4
    2.01 to 3.00%                                      15,582,682         9.0                953,976           .8
    3.01 to 4.00%                                       5,638,171         3.3              6,433,351          5.7
    4.01 to 5.00%                                               -           -              3,994,110          3.5
    5.01 to 6.00%                                      16,681,267         9.7                      -            -
-------------------------------------------------------------------------------------------------------------------

                                                       55,615,007        32.3             22,470,699         19.9
-------------------------------------------------------------------------------------------------------------------

Certificates:
    0 to 5.00%                                         42,020,778        24.3                 65,962           .1
    5.01 to 6.00%                                      69,883,330        40.4             75,747,649         67.1
    6.01 to 7.00%                                       5,286,169         3.0             14,662,702         12.9
-------------------------------------------------------------------------------------------------------------------

                                                      117,190,277        67.7             90,476,313         80.1
-------------------------------------------------------------------------------------------------------------------

                                                     $172,805,284       100.0%          $112,947,012        100.0%
===================================================================================================================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $29,640,000 and $11,108,000 at December 31, 1998 and
1997, respectively, and $35,684,000 at June 30, 1999.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

4.     Deposits (continued)

Scheduled maturities of certificates are as follows:

                     June 30,
                     --------------------------------------

                     2000                     $ 104,098,934
                     2001                        15,626,404
                     2002                         1,654,043
                     2003                         2,858,074
                     2004 and thereafter            753,020
                     --------------------------------------
                                               $124,990,475
                     ======================================

5.    Fair Value of Financial Instruments

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                                            December 31,
                                                                                 ----------------------------------
                                           June 30, 1999                         1998                          1997
--------------------------------------------------------------------------------------------------------------------------------
                                     Carrying           Fair           Carrying        Fair          Carrying            Fair
                                      Amount            Value           Amount         Value          Amount             Value
--------------------------------------------------------------------------------------------------------------------------------
Financial assets
  Cash and short-term
    investments                     $13,942,987      $13,943,000     $10,526,732    $10,527,000    $  5,916,504     $  5,917,000
  Securities                         34,799,494       34,853,966      30,253,147     30,346,000      15,566,382       15,587,000
  Loans, net of allowance
    for loan losses                 185,834,517      186,174,935     162,369,285    163,090,000      99,674,549      100,595,000

Financial liabilities
  Deposits                          193,982,911      194,202,000     172,805,284    173,825,000     112,947,012      113,117,000
  Advances from Federal
    Home Loan Bank                   30,000,000       30,000,000      21,000,000     21,000,000               -                -
  Securities sold under
    agreement to
    repurchase                        2,937,140        2,937,000       1,008,750      1,009,000       2,989,000        2,989,000
  Bonds payable                       1,208,827            N/A         1,785,754          N/A         2,360,083            N/A
  Other borrowings                    4,188,000        4,188,000               -              -               -                -
--------------------------------------------------------------------------------------------------------------------------------

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------


5.     Fair Value of Financial Instruments (continued)

                                                                                        December 31,
                                                                             -----------------------------------
                                          June 30, 1999                      1998                           1997
----------------------------------------------------------------------------------------------------------------------------
                                    Notional         Fair          Notional         Fair           Notional          Fair
                                     Amount          Value          Amount          Value           Amount           Value
----------------------------------------------------------------------------------------------------------------------------
Unrecognized financial
  instruments
    Commitments to
      extend credit                $69,156,000    $69,156,000     $61,917,000    $61,917,000    $18,145,000      $18,145,000
    Forward commitments
      to purchase
      mortgage-backed
      securities                             -              -      10,000,000     10,000,000              -                -

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loan receivables

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans such as the borrower's creditworthiness and compensating balances and dissimilar types of real estate held as collateral.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

5.     Fair Value of Financial Instruments (continued)

Advances from Federal Home Loan Bank

For advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value.

The fair values of all other advances are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rate for similar types of advances.

Securities sold under agreement to repurchase

Fixed-coupon reverse repurchase agreements are treated as short-term financings. The carrying value is considered a reasonable estimate of fair value.

Bonds payable

Due to the nature and terms (Note 6) of the bonds payable held by GMSC, Inc. at December 31, 1998 and 1997 and June 30, 1999, it was not deemed practicable to estimate the fair value.

Commitments to extend credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace loan fees vary greatly with no fees charged in many cases.

Forward Commitments to purchase mortgage-backed securities

Fair values are based on quoted market prices or dealer quotes.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

6.     Bonds Payable

In October 1987, GMSC, Inc. issued serial bonds (the "Bonds") collateralized by mortgage-backed securities which are treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986 for federal tax purposes. The Bonds are secured by an indenture between GMSC, Inc. and the Bank of New York, acting as trustee for the bondholders. The Bonds are summarized as follows:

                                                                                                 December 31,
                                                                     June 30,                    ------------
                                                                       1999                1998               1997
----------------------------------------------------------------------------------------------------------------------
Serial Bonds
  Class A-2, maturing January 20, 2012, at 8.0%                    $           -      $           -         $  285,701
  Class A-3, maturing January 20, 2019, at 8.0%                        1,707,647          2,169,815          2,649,648
  Unapplied payments                                                    (283,687)           (66,683)          (159,100)
----------------------------------------------------------------------------------------------------------------------

                                                                       1,423,960          2,103,132          2,776,249
  Less unamortized discount                                             (215,133)          (317,378)          (416,166)
----------------------------------------------------------------------------------------------------------------------

                                                                      $1,208,827         $1,785,754         $2,360,083
======================================================================================================================

The  Bonds  are  repaid  in  conjunction   with  the  net  cash  flow  from  the
mortgage-backed securities together with the reinvestment income thereon. As a result, the actual life of the Bonds is less than their stated maturities. Interest is paid as incurred on the Class A-2 Bonds and is accrued and added to the principal amount due on the Class A-3 Bonds. The indenture also provides for the establishment of two trust accounts to insure the timely payment of interest, debt maturities, trustee and accounting fees and other expenses. The account established for payment of trustee and accounting fees is included in cash on the statement of condition. The account established for payment of interest and debt maturities is netted with cash and bonds payable on the statement of condition.

7.     Securities Sold Under Agreements to Repurchase

The following is a summary of certain information regarding the Bank's repurchase agreements:

                                                                                                       Year Ended
                                                                       Six Months Ended               December 31,
                                                                           June 30,                   ------------
                                                                             1999               1998                1997
---------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                  $2,937,140         $1,008,750          $2,989,000
Weighted average interest rate at end of period                                4.52%              5.00%               6.29%
Average amount outstanding during the period                              $1,852,000         $2,336,294          $2,006,792
Maximum amount outstanding at any month end during the
  period                                                                  $2,941,000         $6,856,060          $5,867,000

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

8.     Advances From Federal Home Loan Bank

Information related to borrowing activity from the Federal Home Loan Bank is as follows:

                                                                                                       Year Ended
                                                                       Six Months Ended               December 31,
                                                                           June 30,                   ------------
                                                                             1999               1998                1997
---------------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding during the period                             $30,000,000        $26,000,000         $17,500,000
===========================================================================================================================

Average amount outstanding during the period                             $23,402,000        $ 9,748,000         $10,956,000
===========================================================================================================================

Average interest rate during the period                                        4.97%              5.57%               6.23%
===========================================================================================================================

9.     Other Borrowings

Information related to Federal Funds Purchased:

                                                                                                       Year Ended
                                                                       Six Months Ended               December 31,
                                                                           June 30,                   ------------
                                                                             1999               1998                1997
---------------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding during the period                             $4,188,000          $       -          $       -
===========================================================================================================================

Average amount outstanding during the period                             $  698,000          $       -          $       -
===========================================================================================================================

Average interest rate during the period                                       5.33%                  -                  -
===========================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

10.    Income Taxes

The provision for income taxes as presented in the consolidated statements of operations are as follows:

                                 Six Months                                                       Six Months
                                    Ended                            Year Ended                      Ended             Year Ended
                                  June 30,                          December 31,                  December 31,          June 30,
                          1999               1998             1998                1997               1996                 1996
------------------------------------------------------------------------------------------------------------------------------------
Current income tax       $269,710           $261,300         $624,200            $458,040           $(3,500)            $344,338
Deferred income tax             -                  -                -              28,000                 -                    -
------------------------------------------------------------------------------------------------------------------------------------

                         $269,710           $261,300         $624,200            $486,040           $(3,500)            $344,338
====================================================================================================================================


Reconciliations of the provision for income taxes computed at the federal statutory income tax rate to the effective rate follows:

                                     Six Months                                                       Six Months
                                       Ended                            Year Ended                      Ended            Year Ended
                                      June 30,                          December 31,                  December 31,         June 30,
                              1999               1998             1998                1997               1996                1996
-----------------------------------------------------------------------------------------------------------------------------------
Tax expense at statutory
  rate                       $270,300           $234,860         $557,800            $470,477           $(3,360)           $335,780
Adjustments
Effect of state taxes               -                  -                -              55,350              (395)             39,504
Other                            (590)            26,440           66,400             (39,787)              255             (30,946)
-----------------------------------------------------------------------------------------------------------------------------------

                             $269,710           $261,300         $624,200            $486,040           $(3,500)           $344,338
====================================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

10.    Income Taxes (continued)

The components of deferred income taxes which are included in "other assets" in the consolidated balance sheets are as follows:

                                                                                December 31,
                                                    June 30,                    ------------
                                                      1999                1998                1997
----------------------------------------------------------------------------------------------------
Deferred tax asset
  Bad debt reserves                                $  271,000           $241,000            $243,000
  Deferred loan fees                                   26,000             30,000              43,000
  Servicing rights                                      9,000            116,000              16,000
  Investment securities                               883,000                  -                   -
  Other                                               124,000            143,000              60,000
----------------------------------------------------------------------------------------------------

Total deferred tax asset                            1,313,000            530,000             362,000
----------------------------------------------------------------------------------------------------

Deferred tax liability
  GMSC REMIC                                          110,000            133,000             185,000
  FHLB stock                                          167,000            167,000             118,000
  Fixed Assets                                         92,000             84,000              42,000
  Investment securities                                     -             90,000                   -
  Other                                                     -                  -              12,000
----------------------------------------------------------------------------------------------------

Total deferred tax liability                          369,000            474,000             357,000
----------------------------------------------------------------------------------------------------

Net deferred tax asset                             $  944,000           $ 56,000           $   5,000
====================================================================================================

11.    Related Party Transactions

In the normal course of business, the Corporation makes loans to directors, officers and other related parties. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with the other borrowers.

The following is a summary of loan transactions with directors, officers and other related parties:

                                                                                December 31,
                                                    June 30,                    ------------
                                                      1999                1998                1997
----------------------------------------------------------------------------------------------------
Balance at the beginning of year                   $  975,000           $293,000            $276,000
Additional loans                                      434,000            856,000              19,000
Loan reductions                                        (6,000)          (174,000)             (2,000)
----------------------------------------------------------------------------------------------------

Balance at end of period                           $1,403,000           $975,000            $293,000
====================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

12.    Commitments and Contingencies

The Corporation leases office space under operating leases expiring at various dates through 2002 and has a contract for the performance of data processing services whose initial term expired in February 2004 and requires minimum payments of $25,800 per month. Future minimum rental and data processing payments required that have initial or remaining noncancelable terms in excess of one year as of December 31, 1998, are as follows:

                                                             Amount
                                                 -------------------------------
                                                                        Data
Year Ending December 31,                         Leases              Processing
--------------------------------------------------------------------------------

1999                                             $ 82,366             $   40,500
2000                                               63,156                309,600
2001                                               63,156                309,600
2002                                               56,436                309,600
Thereafter                                         21,498                309,600
--------------------------------------------------------------------------------

                                                 $286,612             $1,278,900
================================================================================


Total rental expense amounted to approximately $70,000 and $47,000 for the years ended December 31, 1998 and 1997, respectively, and $23,000 for the six months ended December 31, 1996, $168,000 for the year ended June 30, 1996, and $46,000 and $24,000 for periods ended June 30, 1999 and 1998, respectively. Total data processing expense amounted to approximately $585,000 and $423,000 for the years ended December 31, 1998 and 1997, respectively, $170,000 for the six months ended December 31, 1996, $257,000 for the year ended June 30, 1996, and $307,000 and $226,000 for periods ended June 30, 1999 and 1998, respectively.

The Corporation is a defendant in various lawsuits incidental to its business. Management is of the opinion that its financial position will not be materially affected by the ultimate resolution of any pending or threatened litigation.

13.    Convertible Preferred Stock

On April 29, 1998, the Corporation formed Guaranty Capital Trust I (the "Trust"), a wholly owned subsidiary. The Trust issued 276,000 shares of 7.0% cumulative preferred securities maturing May 5, 2028 with an option to call on or after April 29, 2003 (call price of $18.50 per share) for $6,900,000. Conversion of the preferred securities into the corporations stock may occur at any time prior to maturity. The Trust also issued 8,537 shares of convertible common stock for $213,425. The Corporation purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Corporation junior subordinated debt securities (guaranteed by the Bank), of $7,113,425 bearing interest of 7.0% and maturing May 5, 2028. All intercompany interest and equity was eliminated in consolidation.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------


14.    Stockholders' Equity

On January 23, 1997, the Corporation completed a secondary offering of its common stock through the sale of 575,000 shares of common stock at a price of $8.50 per share. Proceeds to the Corporation from the offering (net of offering expenses of approximately $416,000) were approximately $4,471,000.

The following table represents the Bank's regulatory capital levels relative to the Federal Reserve requirements.

                                                     Amount            Percent         Actual          Actual          Excess
June 30, 1999                                       Required          Required         Amount          Percent         Amount
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk based                                 $ 8,983,000           4.00%       $19,201,000         8.55%        $10,218,000
Total risk based capital                           17,965,000           8.00         20,264,000         9.02           2,999,000

                                                     Amount            Percent         Actual          Actual          Excess
December 31, 1998                                   Required          Required         Amount          Percent         Amount
------------------------------------------------------------------------------------------------------------------------------------

Tier 1 risk based                                 $ 7,246,000           4.00%       $16,645,000         9.19%        $9,399,000
Total risk based capital                           14,492,000           8.00         17,647,000         9.74          3,155,000

                                                     Amount            Percent         Actual          Actual          Excess
December 31, 1997                                   Required          Required         Amount          Percent         Amount
------------------------------------------------------------------------------------------------------------------------------------

Tier 1 risk based                                 $ 3,306,000           4.00%       $11,758,000        14.22%        $8,452,000
Total risk based capital                            6,613,000           8.00         12,693,000        15.53          6,080,000

The Corporation may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of the Corporation to be reduced below the net worth requirement imposed by federal regulations.

Proceeds from the Trust Preferred Securities were contributed to capital of the Bank, to the extent allowable, and are included in the calculation of regulatory capital.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

15.    Stock Option Plan

The Corporation has a noncompensatory stock option plan (the "Plan") designed to provide long-term incentives to key employees. All options are exercisable upon date of vesting.

The following table summarizes options outstanding:

                                             June 30,                                              December 31,
                                  ------------------------------                         ------------------------------
Period Ending                     1999                      1998                         1998                      1997
------------------------------------------------------------------------------------------------------------------------------------

                                      Weighted -                Weighted -                  Weighted -                  Weighted -
                                        average                   average                     average                     average
                                       exercise                  exercise                    exercise                    exercise
                           Shares        price       Shares        price         Shares        price       Shares          price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding
  at beginning of
  period                   88,000       $15.86       71,200       $15.25         71,200       $15.25          4,000       $ 4.88
Granted                    44,500        12.00            -            -         37,500        15.86         72,000        15.25
Forfeited                       -            -      (11,200)       15.32        (18,700)       16.03           (800)       12.00
Exercised                       -            -       (2,000)       12.00         (2,000)       12.00         (4,000)        4.88
------------------------------------------------------------------------------------------------------------------------------------

Options outstanding
  at end of period        132,500       $13.66       58,000        15.35         88,000       $15.86         71,200       $15.25
====================================================================================================================================

Options exercisable
  at end of period         89,700                    22,200                      24,200                      11,240
====================================================================================================================================

The weighted average fair value of options granted during the years ended December 31, 1998 and 1997 was $4.85 and $1.14, respectively. The weighted average fair value of options granted during the period ended June 30, 1999 was $3.17.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

15.    Stock Option Plan (continued)

                                                                Six Months
                                                                  Ending                             Year Ending
                                                             December 31, 1996                      June 30, 1996
-------------------------------------------------------------------------------------------------------------------------

                                                                           Weighted -                          Weighted -
                                                                             average                             average
                                                                            exercise                            exercise
                                                        Shares                price         Shares                price
-------------------------------------------------------------------------------------------------------------------------
Options outstanding at
  beginning of period                                    14,000               $4.75          17,600               $4.65
Granted                                                       -                   -               -                   -
Forfeited                                                     -                   -               -                   -
Exercised                                               (10,000)               4.70          (3,600)               4.25
-------------------------------------------------------------------------------------------------------------------------

Options outstanding at end
  of period                                               4,000               $4.88          14,000               $4.75
=========================================================================================================================

Options exercisable at end
  of period                                               4,000                              14,000
=========================================================================================================================

The Corporation applies Accounting Principals Board Opinion No. 25 in accounting for stock options granted to employees. Had compensation expense been determined based upon the fair value of the awards at the grant date and consistent with the method under Statement of Financial Accounting Standards 123, the
Corporation's net earnings and net earnings per share for the years ended December 31, 1998 and 1997, and six months ended June 30, 1999 and 1998 would have been decreased to the pro forma amounts indicated in the following table:

                                                                                                  Year Ended
                                                         Six Months Ended                         December 31,
                                                             June 30,                     ---------------------------
                                                               1999                       1998                   1997
---------------------------------------------------------------------------------------------------------------------
Net income
  As reported                                                $525,299                  $1,016,279            $897,715
  Pro forma                                                   432,196                     896,242             844,363

Net income per share (basic and diluted)
  As reported                                                $    .35                  $      .68            $   0.61
  Pro forma                                                       .29                         .60                0.58


                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

15.    Stock Option Plan (continued)

There were no options granted for the six months ended June 30, 1998 and the six months ended December 31, 1996, and for the year ended June 30, 1996, therefore there are no pro forma effects on net income and net income per share.

The fair value of each option granted is estimated on the date of grant using the Black-Sholes option pricing model with the following assumptions used for grants for the six months ended June 30, 1999: a risk free interest rate of 5.18%, dividend yield of .50%, expected weighted average term of 8.00 years, and a volatility of 20.00%.

16.    Employee Benefit Plans

Effective February 16, 1989, the Corporation adopted a 401(k) profit-sharing plan in which all employees are eligible to participate after one year of service and are at least twenty-one years of age. Participants may elect to contribute a percentage of their compensation to the plan. The Corporation may make contributions to the plan at its discretion. Corporation contributions are allocated to employee accounts using a systematic formula based on participant compensation. The Corporation contributed approximately $14,900 and $10,300 for the year ended December 31, 1998 and 1997, respectively, $4,600 for the year ended June 30, 1996, $5,500 for the six months ended December 31, 1996 and $24,500 and $6,800 for the six months ended June 30, 1999 and 1998, respectively.

17.    Financial Instruments With Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written and purchased, forward commitments to purchase mortgage-backed securities and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For options purchased, the contract or notional amounts do not represent exposure to credit loss.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

17.    Financial Instruments With Off-Balance-Sheet Risk (continued)

Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. Contract amounts are as follows:

                                                                                                         December 31,
                                                                        June 30,                         ------------
                                                                          1999                   1998                    1997
---------------------------------------------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent
  credit risk
    Commitments to extend credit                                      $38,549,000             $61,917,000             $18,145,000
    Standby letters of credit written                                   2,118,000               1,454,000                 944,000

Financial instruments whose contract amounts represent
  interest rate risk
    Forward commitment to purchase
      mortgage-backed securities                                                -              10,000,000                       -


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

Standby letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Substantially all of the Corporation's loan activity was with customers located in Charlottesville, Virginia and surrounding counties, with approximately 65% of the loans collateralized by one to four family residential properties.

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

18.   Selected Quarterly Financial Data (Unaudited)

Condensed quarterly financial data is shown as follows: (Dollars in thousands except per share data)

Year Ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------

                                                                 First             Second          Third         Fourth
                                                                Quarter            Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------
Total interest income                                            $2,508            $2,956          $3,506        $4,090
Total interest expense                                            1,540             1,753           2,065         2,051
------------------------------------------------------------------------------------------------------------------------

Net interest income                                                 968             1,203           1,441         2,039
Provision for loan losses                                            42                44              49            49
------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
 for loan losses                                                    926             1,159           1,392         1,990

Other income                                                        613               375             730           248
Other expenses                                                    1,173             1,245           1,607         1,768
------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          366               289             515           470

Income taxes                                                        153               105             201           165
------------------------------------------------------------------------------------------------------------------------

Net income                                                       $  213            $  184          $  314        $  305
========================================================================================================================

Basic and diluted earnings per share                            $   .17           $   .12         $   .21       $   .18
========================================================================================================================


                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

18.   Selected Quarterly Financial Data (Unaudited)

Condensed quarterly financial data is shown as follows: (Dollars in thousands except per share data)

Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------

                                                                 First             Second          Third         Fourth
                                                                Quarter            Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------
Total interest income                                            $2,186            $2,374          $2,451        $2,508
Total interest expense                                            1,408             1,537           1,580         1,513
------------------------------------------------------------------------------------------------------------------------

Net interest income                                                 778               837             871           995
Provision for loan losses                                             -                46              30            46
------------------------------------------------------------------------------------------------------------------------

Net interest income after provision
  for loan losses                                                   778               791             841           949

Other income                                                        222               399             579           668
Other expenses                                                      790               886           1,013         1,154
------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          210               304             407           463

Income taxes                                                         77               106             141           162
------------------------------------------------------------------------------------------------------------------------

Net income                                                       $  133            $  198          $  266        $  301
========================================================================================================================

Basic and diluted earnings per share                             $  .10            $  .13          $  .18        $  .19
========================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

19.  Condensed Financial Information of the Corporation (Parent Company Only)

Condensed financial information is shown for the Parent Company only as follows:

                   Condensed Statements of Financial Condition
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                   June 30,                            ------------
                                                                     1999                     1998                    1997
------------------------------------------------------------------------------------------------------------------------------
   Assets

Investment in subsidiaries, at equity                             $19,647,370              $19,289,414             $11,758,347
Cash                                                                   11,804                   11,612                  10,000
Prepaid expenses and other assets                                     521,250                  527,117                  40,836
------------------------------------------------------------------------------------------------------------------------------

                                                                  $20,180,424              $19,828,143             $11,809,183
==============================================================================================================================

  Liabilities and Stockholders' Equity

Other liabilities                                                 $   257,260              $   250,072             $         -
------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                     257,260                  250,072                       -
------------------------------------------------------------------------------------------------------------------------------

Subordinated debt                                                   7,113,425                7,113,425                       -
------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
  Common stock                                                      1,877,159                1,877,159               1,876,729
  Additional paid-in capital                                        5,724,524                5,724,524               5,724,954
  Retained earnings                                                 5,208,056                4,862,963               4,207,500
------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                         12,809,739               12,464,646              11,809,183
------------------------------------------------------------------------------------------------------------------------------

                                                                  $20,180,424              $19,828,143             $11,809,183
==============================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

19. Condensed Financial Information of the Corporation (Parent Company Only) (continued)

                       Condensed Statements of Operations
------------------------------------------------------------------------------------------------------------------------------------

                                               Six Months Ended                          Year Ended               Six Months Ended
                                                    June 30,                             December 31,               December 31,
                                           ------------------------               -------------------------         ------------
                                           1999                1998               1998                 1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Income
  Dividends received from Bank           $429,177             $179,320         $  723,841           $274,529          $46,200
------------------------------------------------------------------------------------------------------------------------------------

Total income                              429,177              179,320            723,841            274,529           46,200
------------------------------------------------------------------------------------------------------------------------------------

Interest expense                         (248,778)             (83,210)          (319,324)                 -                -
Noninterest expenses                      (13,056)             (10,655)           (19,305)            (7,028)         (52,582)
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) before undistributed
   net income of subsidiaries             167,343               85,455            385,212            267,501           (6,382)
Undistributed net income of subsidiaries  357,956              344,015            631,067            630,214                -
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                        $529,299             $429,470         $1,016,279           $897,715         $ (6,382)
====================================================================================================================================

                                                  Guaranty Financial Corporation
                                                                and Subsidiaries

                                      Notes to Consolidated Financial Statements
                                                                     (continued)
                                    (Information as of June 30, 1999 and for the
                           six months ended June 30, 1999 and 1998 is unaudited)

--------------------------------------------------------------------------------

19. Condensed Financial Information of the Corporation (Parent Company Only) (continued)

                       Condensed Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------------------

                                                       Six Months Ended                      Year Ended             Six Months Ended
                                                            June 30,                         December 31,             December 31,
                                                    ----------------------            -------------------------       ------------
                                                    1999              1998            1998                 1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Operating activities
 Net income (loss)                                $525,299          $429,470       $1,016,279            $897,715       $(6,382)
 Adjustments
    Undistributed earnings of subsidiaries        (357,956)         (344,015)        (631,067)           (630,214)            -
    (Increase) decrease in prepaid
      and other assets                               5,867          (352,851)        (486,281)             49,844       (21,701)
    (Decrease) increase in other
      liabilities                                    7,188           143,631          250,072            (182,086)       37,686
    Other                                                -                 -                -                   -        36,597
------------------------------------------------------------------------------------------------------------------------------------

Net cash absorbed by operating
  activities                                       180,398          (123,765)         149,003             135,259        46,200
------------------------------------------------------------------------------------------------------------------------------------

Investing activities
  Investment in the Bank                                 -                 -                -          (4,470,978)            -
  Investment in Guaranty
    Capital Trust                                        -        (6,900,000)      (6,900,000)                  -             -
------------------------------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed) by
  investing activities                                   -        (6,900,000)      (6,900,000)         (4,470,978)            -
------------------------------------------------------------------------------------------------------------------------------------

Financing activities
  Cash dividends paid on common
    stock                                         (180,206)          (89,660)        (360,816)           (135,259)      (46,200)
  Issuance of subordinate debt                           -         7,113,425        7,113,425                   -             -
  Issuance of common stock                               -                 -                -           4,470,978             -
------------------------------------------------------------------------------------------------------------------------------------

Net cash provided (absorbed)
  by financing activities                         (180,206)        7,023,765        6,752,609           4,335,719       (46,200)
------------------------------------------------------------------------------------------------------------------------------------

Increase in cash                                       192                 -            1,612                   -             -

Cash, beginning of period                           11,612            10,000           10,000              10,000        10,000
------------------------------------------------------------------------------------------------------------------------------------

Cash, end of period                                $11,804           $10,000          $11,612             $10,000       $10,000
====================================================================================================================================

================================================================================

October   , 1999





                                  [INSERT LOGO]


                         800,000 Shares of Common Stock



                                _________________

                                   PROSPECTUS
                                _________________







                            McKinnon & Company, Inc.









================================================================================

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




Item 16.      Exhibits and Financial Statement Schedules

              (a) The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

              1        Form of Underwriting Agreement.

              3.1 Amended and Restated Articles of Incorporation of Guaranty Financial Corporation (restated in electronic format), attached as Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

              3.2      Bylaws of  Guaranty  Financial  Corporation,  attached as
                       Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

              5        Opinion of Williams, Mullen, Clark & Dobbins.*

              10.1 Guaranty Financial Corporation 1991 Incentive Plan (as amended), attached as Exhibit A to the Registrant's definitive Proxy Statement for the 1998 Annual Meeting of Shareholders, incorporated herein by reference.

              10.2 Employment Agreement, dated February 26, 1999, by and between the Registrant and Thomas P. Baker.*

              21       Subsidiaries of Guaranty Financial Corporation.*

              23.1     Consent of Williams, Mullen, Clark & Dobbins (included in
                       Exhibit 5).*

              23.2     Consent of BDO Seidman, LLP.

              24       Powers of Attorney (included on signature page).*

_______________

*  Previously filed.

              (b) Financial Statement Schedules. All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on October 18, 1999.


                                          GUARANTY FINANCIAL CORPORATION


                                          By: /s/ Thomas P. Baker
                                              ----------------------------------
                                              Thomas P. Baker
                                              President, Chief Executive Officer
                                                and Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                 Signature                                     Title                               Date
                 ---------                                     -----                               ----

            /s/ Thomas P. Baker                     President, Chief Executive               October 18, 1999
---------------------------------------------          Officer and Director
              Thomas P. Baker                      (Principal Executive Officer)


       /s/ L. Benjamin Johnson, III                Vice President and Controller             October 18, 1999
---------------------------------------------        (Principal Financial and
          L. Benjamin Johnson, III                      Accounting Officer)


                      *                                Chairman of the Board                 October 18, 1999
---------------------------------------------
              Douglas E. Caton


                      *                             Vice Chairman of the Board               October 18, 1999
---------------------------------------------
               Harry N. Lewis



                 Signature                                     Title                                Date
                 ---------                                     -----                                ----


                      *                                      Director                        October 18, 1999
---------------------------------------------
              Henry J. Browne


                      *                                      Director                        October 18, 1999
---------------------------------------------
           Jason I. Eckford, Jr.


                      *                                      Director                        October 18, 1999
---------------------------------------------
            Robert P. Englander


                      *                                      Director                        October 18, 1999
---------------------------------------------
                John R. Metz


                      *                                      Director                        October 18, 1999
---------------------------------------------
             James R. Sipe, Jr.


                      *                                      Director                        October 18, 1999
---------------------------------------------
            Oscar W. Smith, Jr.


                      *                                      Director                        October 18, 1999
---------------------------------------------
                John B. Syer


         * Thomas P. Baker by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

Date:  October 18, 1999

                                            By: /s/ Thomas P. Baker
                                                --------------------------------
                                                Thomas P. Baker
                                                Attorney-in-Fact

                                INDEX TO EXHIBITS



Exhibit No.                        Description
-----------                        -----------

1                   Form of Underwriting Agreement.

3.1 Amended and Restated Articles of Incorporation of Guaranty Financial Corporation (restated in electronic format), attached as Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

3.2                 Bylaws  of  Guaranty  Financial  Corporation,   attached  as
                    Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

5                   Opinion of Williams, Mullen, Clark & Dobbins.*

10.1 Guaranty Financial Corporation 1991 Incentive Plan (as amended), attached as Exhibit A to the Registrant's definitive Proxy Statement for the 1998 Annual Meeting of Shareholders, incorporated herein by reference.

10.2 Employment Agreement, dated February 26, 1999, by and between the Registrant and Thomas P. Baker.*

21                  Subsidiaries of Guaranty Financial Corporation.*

23.1                Consent of Williams,  Mullen,  Clark & Dobbins  (included in
                    Exhibit 5).*

23.2                Consent of BDO Seidman, LLP.

24                  Powers of Attorney (included on signature page).*










_______________

*  Previously filed.